File pursuant to Rule 424(b)(7)
Registration Number 333-159014

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate	Amount of
to be Registered	Registered	Price per Share	Offering Price	Registration Fee
8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	8,000,000	$24.75	$198,000,000	$22,987.80(1)

(1)	A filing fee of $22,987.80, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 6, 2009)
8,000,000 Shares
Equity LifeStyle Properties, Inc.
8.034% Series A Cumulative Redeemable Perpetual
Preferred Stock

This prospectus supplement relates to the offer and sale of 8,000,000 shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, or the Series A Preferred Stock, by the selling stockholders named in this prospectus supplement. Members of our board of directors, senior management team, business associates and related persons have indicated an interest to purchase approximately 10% of the shares of Series A Preferred Stock sold in this offering. As of the date hereof, we do not have any preferred stock outstanding. Previously, MHC Operating Limited Partnership, or our Operating Partnership, issued (i) 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units, or the Series D Units, and (ii) 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units, or the Series F Units, and together with the Series D Units, the Preferred Units, all of which are owned by the selling stockholders. Prior to completion of this offering, the selling stockholders have agreed to exchange all of their Preferred Units for Series A Preferred Stock. We will not receive any of the proceeds from the sale of the Series A Preferred Stock by the selling stockholders pursuant to this prospectus supplement.

Distributions on our Series A Preferred Stock will be cumulative from the date of original issue and payable quarterly on March 31, June 30, September 30 and December 31 of each year, in arrears, beginning on March 31, 2011, at the rate of 8.034% per annum of their liquidation preference, which is equivalent to $2.0085 per annum per share.

We may, at our option, redeem our Series A Preferred Stock in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption. In addition, if we exercise our optional redemption right after the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement) and before the close of business on the Change of Control Conversion Date (as defined in this prospectus supplement), you will not have the conversion right described in the following paragraph with respect to the shares of Series A Preferred Stock to be redeemed.

Upon the occurrence of a Change of Control Triggering Event, you will have the right (subject to our exercise of our optional redemption right) to convert some or all of your Series A Preferred Stock into consideration based upon the Calculated Amount (as defined in this prospectus supplement) that results from multiplying your number of shares of Series A Preferred Stock being so converted by the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00 plus (y) an amount equal to any accumulated and unpaid distributions on one share of such Series A Preferred Stock, whether or not declared, to, but not including, the Change of Control Conversion Date by (ii) the Common Stock Price (as defined in this prospectus supplement), and (B) the Share Cap (as defined in this prospectus supplement) subject to certain adjustments as described in this prospectus supplement. The form of Change of Control Consideration (as defined in this prospectus supplement) will be determined based upon whether Convertibility Approval (as defined in the prospectus supplement) has been obtained by vote of our common stockholders, and will comprise either (i) if Convertibility Approval has been obtained, a number of shares of common stock equal to the Calculated Amount; or (ii) otherwise, cash in an amount equal to the Calculated Amount multiplied by the Common Stock Price, in each case subject to the adjustments and provisions for the receipt of alternative consideration as further described in this prospectus supplement, to the extent applicable.

Our Series A Preferred Stock has no maturity date and is not subject to any sinking fund or mandatory redemption. It will remain outstanding indefinitely unless converted by you in connection with a Change of Control Triggering Event or redeemed by us at our option at any time.

We have filed an application to list our Series A Preferred Stock on the NYSE under the symbol ‘‘ELSPrA.” If this listing is approved, trading of our Series A Preferred Stock on the NYSE is expected to begin within 30 days following the initial delivery of our Series A Preferred Stock.

There are restrictions on ownership and transfer of the Series A Preferred Stock intended to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes. In addition, except under limited circumstances as described in this prospectus supplement, holders of our Series A Preferred Stock generally do not have any voting rights.

Investing in our Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2010.

	Per Share	Total

Public offering price	$24.7500	$198,000,000
Underwriting discount	$0.7796	$6,236,800
Proceeds, before expenses, to selling stockholders	$23.9704	$191,763,200

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March 4, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Senior Co-Manager

RBC Capital Markets

Co-Managers

BB&T Capital Markets	Janney Montgomery Scott

The date of this prospectus supplement is March 1, 2011.

Prospectus Supplement

Prospectus

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you make a decision to invest in our Series A Preferred Stock. You should rely only on the information contained or incorporated by reference in this prospectus supplement and any related free writing prospectus required to be filed with the SEC. Neither we, the selling stockholders nor the underwriters are making an offer to sell the Series A Preferred Stock in any jurisdiction where the offer or sale thereof is not permitted. Neither we, the selling stockholders nor the underwriters have authorized any other person to provide you with different or additional information. If any other person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, cash flows, liquidity, results of operations, funds from operations and prospects may have changed since any such date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in or incorporated by reference in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

References in this prospectus supplement to the terms “we,” “us,” “our” and “our company” refer to all entities owned or controlled by Equity LifeStyle Properties, Inc., including MHC Operating Limited Partnership, our Operating Partnership.

S-i

SUMMARY

This summary description of us, our business and our Series A Preferred Stock highlights selected information about us contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before making a decision to invest in our Series A Preferred Stock in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision.

Company Overview

General

We were formed in December 1992 as a Maryland corporation to continue the property operations, business objectives and acquisition strategies of an entity that had owned and operated properties since 1969. We have been a public company since 1993 and have elected to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1993.

We are a fully integrated owner and operator of lifestyle-oriented properties, or Properties. We lease individual developed areas, or sites, with access to utilities for placement of factory-built homes, cottages, cabins or recreational vehicles, or RVs. Customers may lease individual sites or enter right-to-use contracts providing the customer access to specific Properties for limited stays. As of December 31, 2010, we owned or had an ownership interest in a portfolio of 307 Properties located throughout the United States and Canada, consisting of 111,002 residential sites. These Properties are located in 27 states and British Columbia (with the number of Properties in each state or province shown parenthetically) as follows: Florida (86), California (48), Arizona (37), Texas (15), Washington (15), Pennsylvania (12), Colorado (10), Oregon (9), North Carolina (8), Delaware (7), New York (6), Nevada (6), Virginia (6), Indiana (5), Maine (5), Wisconsin (5), Illinois (4), Massachusetts (3), New Jersey (3), South Carolina (3), Utah (3), Michigan (2), New Hampshire (2), Ohio (2), Tennessee (2), Alabama (1), Kentucky (1) and British Columbia (1).

Properties are designed and improved for several home options of various sizes and designs that are produced off-site, installed and set on designated sites, or Site Set, within the Properties. These homes can range from 400 to over 2,000 square feet. The smallest of these are referred to as “Resort Cottages.” Properties may also have sites that can accommodate a variety of RVs. Properties generally contain centralized entrances, internal road systems and designated sites. In addition, Properties often provide a clubhouse for social activities and recreation and other amenities, which may include restaurants, swimming pools, golf courses, lawn bowling, shuffleboard courts, tennis courts, laundry facilities and cable television service. In some cases, utilities are provided or arranged for by us; otherwise, the customer contracts for the utility directly. Some Properties provide water and sewer service through municipal or regulated utilities, while others provide these services to customers from on-site facilities. Properties generally are designed to attract retirees, empty-nesters, vacationers and second home owners; however, certain of our Properties focus on affordable housing for families. We focus on owning properties in or near large metropolitan markets and retirement and vacation destinations.

Our operations are conducted primarily through our Operating Partnership. We contributed the net proceeds from our initial public offering and subsequent offerings to our Operating Partnership for a general partnership interest. In 2004, the general partnership interest was contributed to MHC Trust, a private REIT subsidiary owned by us. The financial results of the Operating Partnership and our subsidiaries are consolidated in our consolidated financial statements. In addition, since certain activities, if performed by us, may not be qualifying REIT activities under the Internal Revenue Code of

1986, as amended, or the Internal Revenue Code, we have formed taxable REIT subsidiaries, as defined in the Internal Revenue Code, to engage in such activities.

Business Objectives and Operating Strategies

Our primary business objective is to seek to maximize both current income and long-term growth in income. We focus on properties that have strong cash flow, and we expect to hold such properties for long-term investment and capital appreciation. In determining cash flow potential, we evaluate our ability to attract and retain high quality customers who take pride in the Property and in their homes. These business objectives and their implementation are determined by our board of directors and may be changed at any time. Our investment, operating and financing approach includes:

•	providing consistently high levels of services and amenities in attractive surroundings to foster a strong sense of community and pride of home ownership;

•	efficiently managing the Properties to increase operating margins by controlling expenses, increasing occupancy and maintaining competitive market rents;

•	increasing income and property values by strategic expansion and, where appropriate, renovation of the Properties;

•	utilizing management information systems to evaluate potential acquisitions, identify and track competing properties and monitor customer satisfaction;

•	selectively acquiring properties that have potential for long-term cash flow growth and creating property concentrations in and around major metropolitan areas and retirement or vacation destinations to capitalize on operating synergies and incremental efficiencies; and

•	managing our debt balances such that we maintain financial flexibility, have minimal exposure to interest rate fluctuations and maintain an appropriate degree of leverage to maximize return on capital.

Our operating strategy is to own and operate the highest quality properties in sought-after locations near urban areas, retirement and vacation destinations across the United States. We focus on creating an attractive residential environment by providing a well-maintained, comfortable Property with a variety of organized recreational and social activities and superior amenities as well as offering a multitude of lifestyle housing choices. In addition, we regularly conduct evaluations of the cost of housing in the marketplaces in which our Properties are located and survey rental rates of competing properties. From time to time, we also conduct satisfaction surveys of our customers to determine the factors they consider most important in choosing a property. We seek to improve site utilization and efficiency by tracking types of customers and usage patterns and marketing to those specific customer groups.

Acquisitions and Dispositions

Over the last decade our portfolio of Properties has grown significantly from 154 owned or partly owned Properties with over 51,000 sites to 307 owned or partly-owned Properties with over 111,000 sites. We continually review the Properties in our portfolio to ensure that they fit our business objectives. Over the last five years we sold 16 Properties, and redeployed capital to markets we believe have greater long-term potential. In that same time period we acquired 39 Properties located in high growth areas such as Florida, Arizona and California.

We believe that opportunities for property acquisitions are still available. Increasing acceptability of and demand for a lifestyle that includes Site Set homes and RVs, as well as continued constraints on development of new properties, add to the attractiveness of our Properties as investments. We believe we have a competitive advantage in the acquisition of additional properties due to our experienced management, significant presence in major real estate markets and substantial capital resources. We are actively seeking to acquire additional properties and are engaged in various stages of negotiations relating to the possible acquisition of a number of properties. We anticipate that new acquisitions will generally be located in the United States, although we may consider other geographic locations provided they meet certain acquisition criteria. We utilize market information systems to identify and evaluate acquisition opportunities, including the use of a market database to review the primary economic indicators of the various locations in which we expect to expand our operations. Acquisitions will be financed from the most appropriate sources of capital, which may include undistributed funds from operations, issuance of additional equity securities, sales of investments, collateralized and uncollateralized borrowings and issuance of debt securities. In addition, we may acquire properties in transactions that include the issuance of limited partnership interests in our Operating Partnership, or OP Units, as consideration for the acquired properties. We believe that an ownership structure that includes the Operating Partnership will permit us to acquire additional properties in transactions that may defer all or a portion of the sellers’ tax consequences.

When evaluating potential acquisitions, we consider such factors as:

•	the replacement cost of the property, including land values, entitlements and zoning;

•	the geographic area and type of the property;

•	the location, construction quality, condition and design of the property;

•	the current and projected cash flow of the property and the ability to increase cash flow;

•	the potential for capital appreciation of the property;

•	the terms of tenant leases or usage rights, including the potential for rent increases;

•	the potential for economic growth and the tax and regulatory environment of the community in which the property is located;

•	the potential for expansion of the physical layout of the property and the number of sites;

•	the occupancy and demand by customers for properties of a similar type in the vicinity and the customers’ profile;

•	the prospects for liquidity through sale, financing or refinancing of the property; and

•	the competition from existing properties and the potential for the construction of new properties in the area.

When evaluating potential dispositions, we consider such factors as:

•	our ability to sell the Property at a price that we believe will provide an appropriate return for our stockholders;

•	our desire to exit certain non-core markets and recycle the capital into core markets; and

•	whether the Property meets our current investment criteria.

When investing capital, we consider all potential uses of the capital, including returning capital to our stockholders. Our board of directors continues to review the conditions under which it will repurchase our common stock. These conditions include, but are not limited to, market price, balance sheet flexibility, other opportunities and capital requirements.

Property Expansions

Several of our Properties have available land for expanding the number of sites available to be utilized by our customers. Development of these sites, or Expansion Sites, are evaluated based on the following: local market conditions; ability to subdivide; accessibility through the Property or externally; infrastructure needs including utility needs and access as well as additional common area amenities; zoning and entitlement; costs; topography; and ability to market new sites. When justified, development of Expansion Sites allows us to leverage existing facilities and amenities to increase the income generated from our Properties. Where appropriate, facilities and amenities may be upgraded or added to certain Properties to make those Properties more attractive in their markets. Our acquisition philosophy includes owning Properties with potential Expansion Site development. Approximately 79 of our Properties have expansion potential, with approximately 5,300 acres available for expansion.

Leases or Usage Rights

At our Properties, a typical lease entered into between the owner of a home and us for the rental of a site is for a month-to-month or year-to-year term, renewable upon the consent of both parties or, in some instances, as provided by statute. These leases are cancelable, depending on applicable law, for non-payment of rent, violation of Property rules and regulations or other specified defaults. Non-cancelable long-term leases, with remaining terms ranging up to 10 years, are in effect at certain sites within 30 of the Properties. Some of these leases are subject to rental rate increases based on the Consumer Price Index, or CPI, in some instances taking into consideration certain floors and ceilings and allowing for pass-throughs of certain items such as real estate taxes, utility expenses and capital expenditures. Generally, market rate adjustments are made on an annual basis. At Properties zoned for RV use, long-term customers typically enter into rental agreements and many customers prepay for their stays. Many resort customers also leave deposits to reserve a site for the following year. Generally these customers cannot live full time on a Property. At resort Properties designated for use by customers who have entered a right-to-use or membership contract, the contract generally grants the customer access to designated Properties on a continuous basis of up to 14 days. The customer typically makes a nonrefundable upfront payment, and annual dues payments are required to renew the contract. The contracts provide for an annual dues increase, usually based on increases in the CPI. Approximately 30% of current customers are not subject to annual dues increases in accordance with the terms of their contracts, generally because the customers are over 61 years old or in certain other limited circumstances.

Regulations and Insurance

Our Properties are subject to a variety of laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, clubhouses and other common areas, regulations relating to providing utility services, such as electricity, to our customers, and regulations relating to operating water and wastewater treatment facilities at certain of our Properties. We believe that each Property has all material permits and approvals necessary to operate.

At certain of our Properties, principally in California, state and local rent control laws limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. We presently expect to continue to maintain Properties, and may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted. For example, Florida has enacted a law requiring that rental increases be reasonable. Also, certain jurisdictions in California in which we own Properties limit rent increases to changes in the CPI or some percentage thereof. As part of our effort to realize the value of Properties subject to restrictive regulation, we have initiated lawsuits against several municipalities imposing such regulation in an attempt to balance the interests of our stockholders with the interests of our customers. Further, at certain of our Properties primarily used as membership campgrounds, state statutes limit our ability to close a Property unless a reasonable substitute property is made available for members’ use. Many states also have consumer protection laws regulating right-to-use or campground membership sales and the financing of such sales. Some states have laws requiring us to register with a state agency and obtain a permit to market.

Our Properties are insured against fire, flood, property damage, earthquake, windstorm and business interruption, and the relevant insurance policies contain various deductible requirements and coverage limits. Our current property and casualty insurance policies, which we plan to renew, expire on April 1, 2011. We have a $100 million loss limit with respect to our all-risk property insurance program, including named windstorm, which include, for example, hurricanes. This loss limit is subject to additional sub-limits as set forth in the policy form, including among others a $25 million loss limit for earthquakes in California. Policy deductibles primarily range from a $100,000 minimum to 5% per unit of insurance for most catastrophic events. A deductible indicates our maximum exposure, subject to policy sub-limits, in the event of a loss.

Principal Executive Offices and Website

Our principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois, 60606 and our telephone number is (312) 279-1400. We maintain a website at www.equitylifestyle.com. Our reference to our website is intended to be an inactive textual reference only. Information contained on our website is not, and should not be interpreted to be, part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our Series A Preferred Stock, see “Description of Our Series A Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	Equity LifeStyle Properties, Inc.

Securities Offered by the Selling Stockholders	8,000,000 shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share.

Distributions	Distributions on our Series A Preferred Stock will be cumulative from the date of original issue and payable quarterly on March 31, June 30, September 30 and December 31 of each year, in arrears, beginning on March 31, 2011, at the rate of 8.034% per annum of their liquidation preference, which is equivalent to $2.0085 per annum per share.

Liquidation Preference	Subject to certain exceptions, upon our liquidation, dissolution or winding up, holders of our Series A Preferred Stock will have the right to receive an amount equal to the sum of $25.00 per share, plus an amount per share equal to accumulated and unpaid distributions, whether or not declared, to the date of payment, before any payments are made to holders of our common stock or other junior securities.

Rank	Our Series A Preferred Stock will rank (i) senior to all classes or series of common stock and to all classes or series of our equity securities now or hereafter authorized, issued or outstanding, other than any class or series of our equity securities expressly designated as ranking on a parity with, or senior to, our Series A Preferred Stock, and (ii) junior to all of our existing and future indebtedness, in each case as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of our company.

Maturity	Our Series A Preferred Stock has no maturity date and we are not required to redeem our Series A Preferred Stock. Accordingly, our Series A Preferred Stock will remain outstanding indefinitely, unless we decide to redeem it at any time or it is converted by you in connection with a Change of Control Triggering Event (as defined under “—Conversion

Rights” below). We are not required to set aside funds to redeem our Series A Preferred Stock.

Optional Redemption	We may, at our option, redeem our Series A Preferred Stock in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share of Series A Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption, which we refer to as the redemption price. If we exercise our optional redemption right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date (as defined in this prospectus supplement), you will not have the conversion rights described below with respect to the shares of Series A Preferred Stock to be redeemed.

Conversion Rights	Upon the occurrence of a Change of Control Triggering Event, you will have the right, subject to our exercise of our optional redemption right, to convert some or all of your shares of Series A Preferred Stock into the Change of Control Consideration (as defined in this prospectus supplement) based upon the Calculated Amount (as defined in this prospectus supplement) that results from multiplying your number of shares of Series A Preferred Stock being so converted by the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00 plus (y) an amount equal to any accumulated and unpaid distributions on one share of Series A Preferred Stock, whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock distribution and prior to the corresponding Series A Preferred Stock distribution payment date, in which case the amount pursuant to this sub-clause (i)(y) shall equal $0.00 in respect of such distribution) by (ii) the Common Stock Price (as defined in this prospectus supplement), and (B) 0.8615, or the Share Cap, subject to certain adjustments as described in this prospectus supplement. The form of Change of Control Consideration will be determined based upon whether Convertibility Approval has been obtained by vote of our common stockholders, and will comprise either (i) if Convertibility Approval has been obtained, a number of shares of common stock equal to the Calculated Amount; or (ii) otherwise, cash in an amount equal to the Calculated Amount multiplied by the Common Stock Price, in each case subject to the adjustments and provisions for the receipt of alternative consideration as further described in this prospectus supplement, to the extent applicable. If we exercise our optional redemption right in connection with a Change of Control Triggering Event prior to the close of business on the Change of Control Conversion Date, you will not have any Change of Control Conversion Right (as defined in this prospectus supplement) with respect to the shares of Series A Preferred Stock to be redeemed.

A “Change of Control Triggering Event” will be deemed to have occurred at such time after the original issuance of the shares of Series A Preferred Stock when the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

To see how we define “Common Stock Price” and “Change of Control Conversion Date,” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of Our Series A Preferred Stock.”

Voting Rights	Holders of our Series A Preferred Stock will generally have no voting rights. However, if distributions on our Series A Preferred Stock are in arrears for six quarterly distribution periods (whether or not consecutive), the holders of our Series A Preferred Stock (voting together as a single class with the holders of any other class or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional members to serve on our board of directors until all accumulated distributions that are then in arrears and accumulated distributions for the then current quarterly period have been paid in full. In addition, certain changes that would be material and adverse to the rights of holders of our Series A Preferred Stock or that create classes or series of preferred stock that rank senior to the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series A Preferred Stock.

Listing	We have filed an application to list our Series A Preferred Stock on the NYSE under the symbol “ELSPrA.” If this listing is approved, trading of our Series A Preferred Stock on the NYSE is expected to begin within 30 days after the date of the initial delivery of our Series A Preferred Stock.

Use of Proceeds	The selling stockholders will receive all of the net proceeds from the sale of the Series A Preferred Stock in this offering, and we will not receive any proceeds from this offering. See “Use of Proceeds.”

Conflicts of Interest	An affiliate of an underwriter is a lender under the credit facilities of certain affiliates of the selling stockholders. Accordingly, such affiliate will receive a portion of the net proceeds from this offering used to repay such indebtedness. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Restrictions on Ownership and Transfer	Our charter and the articles supplementary relating to the Series A Preferred Stock contains or will contain restrictions on ownership and transfer of shares of our common stock and Series A Preferred Stock intended to assist us in maintaining our qualification as a REIT for U.S. federal and/or state income tax purposes. See “Description of Common Stock — Restrictions on Ownership” in the accompanying prospectus for a discussion of these restrictions.

Settlement Date	Delivery of the Series A Preferred Stock will be made against payment therefor on or about March 4, 2011.

Form	Our Series A Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except in limited circumstances.

Risk Factors	Investing in our Series A Preferred Stock involves a high degree of risk and the purchasers of our Series A Preferred Stock in this offering may lose their entire investment. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of risk factors you should carefully consider before making a decision to invest in our Series A Preferred Stock.

RISK FACTORS

Your investment in our Series A Preferred Stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, before making a decision to invest in our Series A Preferred Stock in this offering. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop are realized, our business, financial condition, cash flows, liquidity, results of operations, funds from operations and prospects could be materially and adversely affected, the market price of our Series A Preferred Stock could decline and you may lose all or part of your investment.

Our Series A Preferred Stock Is Subordinate to Our Debt, and Your Interests Could Be Diluted by the Issuance of Additional Shares of Preferred Stock, Including Additional Series A Preferred Stock, and Materially and Adversely Affected by Other Transactions.

Our Series A Preferred Stock is subordinate to all of our existing and future debt. As described below, our existing debt may restrict, and our future debt may include restrictions on, our ability to pay distributions to preferred stockholders or to make an optional redemption payment to preferred stockholders. Our charter currently authorizes the issuance of up to 10,000,000 shares of preferred stock in one or more series. The issuance of additional shares of preferred stock on parity with or senior to our Series A Preferred Stock would dilute the interests of the holders of our Series A Preferred Stock, and any issuance of preferred stock senior to our Series A Preferred Stock or of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on our Series A Preferred Stock. Other than the conversion rights afforded to holders of shares of Series A Preferred Stock that may occur in connection with a Change of Control Triggering Event described under “Description of Our Series A Preferred Stock — Conversion Rights” below, none of the provisions relating to our Series A Preferred Stock contains any provisions affording the holders of our Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might materially and adversely affect the holders of our Series A Preferred Stock, so long as the rights of the holders of our Series A Preferred Stock are not materially and adversely affected.

Our Series A Preferred Stock Has Not Been Rated.

We have not sought to obtain a rating for our Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock, which could adversely affect the market price of our Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.

We Have Substantial Outstanding Indebtedness that Could Have Significant Adverse Consequences, Including Adversely Impacting Our Ability to Meet Our Payment Obligations Under Our Series A Preferred Stock.

As of December 31, 2010, the total principal amount of our outstanding indebtedness was approximately $1.4 billion. We may incur additional debt for various purposes, including, without limitation, to fund future acquisitions, development activities and operational needs. During 2010 and 2009, we received financing proceeds from Fannie Mae secured by mortgages on individual manufactured home Properties. We believe the terms of the Fannie Mae financings were relatively attractive as compared to those available from other potential lenders. Fannie Mae is currently under the conservatorship of the U.S. Government, which has announced its intention to wind down Fannie Mae. If financing proceeds are no longer available from Fannie Mae for any reason or if Fannie Mae financing terms are no longer attractive, it may adversely affect our cash flow and our ability to service and refinance our debt and make distributions to our stockholders, including holders of our Series A Preferred Stock. In addition, Fannie Mae will not provide financing on resort Properties and there is generally more limited availability for resort Property financing from private lenders. Further, our outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant adverse consequences, including prohibiting or making it more difficult for us to satisfy our payment obligations with respect to our Series A Preferred Stock, including paying quarterly distributions, and acceleration of the maturity of, and foreclosure upon any collateral for, any of our indebtedness upon our failure to satisfy all payment, financial and operating covenants thereunder.

Our Series A Preferred Stock Is Structurally Subordinated to the Liabilities of Our Subsidiaries.

Substantially all of our assets are indirectly held through our Operating Partnership. As a result, we have no source of operating cash flow other than distributions from our Operating Partnership. Our ability to pay distributions to holders of Series A Preferred Stock depends on our Operating Partnership’s ability first to satisfy its obligations to its creditors and then to make distributions to MHC Trust (a private REIT subsidiary owned by us). Similarly, MHC Trust must satisfy its obligations to its creditors before making distributions to us. Thus, our Series A Preferred Stock is structurally subordinated to certain liabilities of our subsidiaries in the event of their liquidation, dissolution or winding up.

As a Holder of Series A Preferred Stock, You Have Extremely Limited Voting Rights.

Your voting rights as a holder of Series A Preferred Stock will be extremely limited. Our common stock is the only class of our securities carrying full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect two additional directors to our board of directors in the event that six quarterly distributions (whether or not consecutive) payable on our Series A Preferred Stock are in arrears, and with respect to voting on amendments to our charter or articles supplementary relating to our Series A Preferred Stock that materially and adversely affect the rights of the holders of our Series A Preferred Stock or create additional classes or series of our stock that are senior to our Series A Preferred Stock. See “Description of Our Series A Preferred Stock — Voting Rights.” Other than the limited circumstances described in this prospectus supplement, holders of Series A Preferred Stock will not have any voting rights.

The Change of Control Triggering Event Conversion Features of Our Shares of Series A Preferred Stock May Not Adequately Compensate You Upon a Change of Control Triggering Event and May Make It More Difficult for or Discourage a Party From Taking Over Our Company.

Upon a Change of Control Triggering Event, holders of our shares of Series A Preferred Stock will have the right (subject to our exercise of our optional redemption right) to convert some or all of their shares of Series A Preferred Stock into consideration comprising a number of shares of our common stock, or the equivalent value in cash or alternative consideration, as described in detail in “Description of Our Series A Preferred Stock — Conversion Rights” and “— Optional Redemption.” Upon such a conversion, holders of shares of Series A Preferred Stock will be limited to consideration based on a maximum number of shares of our common stock equal to the Share Cap. If our Common Stock Price is less than $29.02 (which is approximately 50% of the per share closing sale price of our common stock on February 28, 2011), subject to adjustment, holders who choose to exercise their conversion rights would receive consideration based on a maximum of 0.8615 shares of our common stock per share of Series A Preferred Stock that is converted, which could result in those holders receiving value that is less than the liquidation preference of the Series A Preferred Stock. In addition, these features of our shares of Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our shares of common stock and shares of Series A Preferred Stock with the opportunity to realize a premium over the then current market price or that stockholders may otherwise believe is in their best interests.

There Is No Established Trading Market for Our Series A Preferred Stock and Its Market Price Could Be Materially and Adversely Affected by Various Factors.

Our Series A Preferred Stock is a new issue of securities with no established trading market. We have filed an application to list our Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will approve our Series A Preferred Stock for listing. Even if the NYSE approves our Series A Preferred Stock for listing, an active trading market on the NYSE for our Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the market price of our Series A Preferred Stock could be materially and adversely affected. If an active trading market does develop on the NYSE, our Series A Preferred Stock may trade at prices lower than the initial public offering price. The market price of our Series A Preferred Stock would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance, as well as the issuance by our subsidiaries, of debt or preferred equity securities; and

•	our financial condition, cash flows, liquidity, results of operations, funds from operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Volatility in Capital and Credit Markets Could Materially and Adversely Impact Us.

The capital and credit markets have experienced extreme volatility and disruption in recent years, which has made it more difficult to borrow money or raise equity capital. Market volatility and disruption could hinder our ability to obtain new debt financing or refinance our maturing debt on favorable terms or at all. In addition, our future access to the equity markets could be limited. Any such financing or refinancing issues could materially and adversely affect us. Market turmoil and tightening of credit in recent years has also led to an increased lack of consumer confidence and widespread reduction of business activity generally, which also could materially and adversely impact us, including our ability to acquire and dispose of assets on favorable terms or at all. The volatility in capital and credit markets may also have a material adverse effect on the market price of our Series A Preferred Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options, including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of agreements with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in our filings with the SEC.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the Series A Preferred Stock in this offering, and we will not receive any proceeds in this offering. A portion of the net proceeds received by certain of the selling stockholders in this offering will be used to repay indebtedness under the revolving credit facilities of certain affiliates of the selling stockholders. Bank of America, N.A., which is an affiliate of an underwriter in this offering, is a lender under such credit facilities. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.” The selling stockholders have agreed to pay our expenses in connection with this offering as well as the underwriting discount applicable to the Series A Preferred Stock sold in this offering. See “Selling Stockholders.”

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006
	(unaudited)

Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.57	1.45	1.33	1.37	1.31

(1)	Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations. Combined fixed charges consist of interest expense, amortization of deferred financing costs and perpetual preferred OP Unit distributions. For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges. We have not issued any preferred stock in any period, and therefore there were no preferred stock dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010 on (1) an actual basis and (2) as adjusted to reflect the selling stockholders’ exchange of an aggregate of 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units and an aggregate of 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units for an aggregate of 8,000,000 shares of Series A Preferred Stock. The selling stockholders will receive all of the net proceeds from the sale of the Series A Preferred Stock from this offering, and we will not receive any proceeds in this offering. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our audited financial statements and related notes for the fiscal year ended December 31, 2010, included therein.

	As of December 31, 2010
	Actual	As Adjusted(1)
		(unaudited)
	(amounts in thousands)

Debt:
Mortgage notes payable	$1,412,919	$1,412,919

Total debt	1,412,919	1,412,919
Non-controlling interests — Perpetual Preferred OP Units	200,000	—
8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, 8,000,000 shares authorized, none issued or outstanding at December 31, 2010 and 8,000,000 shares issued and outstanding as adjusted	—	200,000

Total debt and non-controlling interests	1,612,919	1,612,919
Equity:
Stockholders’ Equity:
Common stock, $0.01 par value per share, 100,000,000 shares authorized at December 31, 2010; 30,972,353 shares issued and outstanding at December 31, 2010	310	310
Paid in capital	463,722	463,722
Distributions in excess of accumulated earnings	(237,002)	(237,002)

Total Stockholders’ equity	227,030	227,030
Non-controlling interests — Common OP Units	33,128	33,128

Total equity	260,158	260,158

Total debt, non-controlling interests and equity	$1,873,077	$1,873,077

(1)	As adjusted to give effect to the exchange of an aggregate of 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units and an aggregate of 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units for 8,000,000 shares of Series A Preferred Stock by the selling stockholders, which will occur prior to the closing of this offering.

SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Series A Preferred Stock immediately prior to the closing of this offering for each of the Selling Stockholders set forth below.

				Percentage of
	Series A			Series A
	Preferred Stock	Amount of	Series A	Preferred Stock
	Owned Prior to	Series A	Preferred Stock	Owned After
	Completion of	Preferred Stock	Owned After this	Completion of this
Name of Selling Stockholder	this Offering(1)	Offered	Offering	Offering

Belair Real Estate Corporation	1,250,000	1,250,000	—	—
Belcrest Realty Corporation	2,200,000	2,200,000	—	—
Belmar Realty Corporation	1,100,000	1,100,000	—	—
Belport Realty Corporation	400,000	400,000	—	—
Belrose Realty Corporation	1,000,000	1,000,000	—	—
Belvedere Equity Real Estate Corporation	750,000	750,000	—	—
Belshire Realty Corporation	1,000,000	1,000,000	—	—
Belterra Realty Corporation	300,000	300,000	—	—

Total	8,000,000	8,000,000	—	—

(1)	Gives effect to the exchange of all of each selling stockholder’s holdings of 6,000,000 8.0625% Series D Cumulative Redeemable Limited Partnership Units and/or 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Limited Partnership Units issued by our Operating Partnership for an aggregate of 8,000,000 shares of Series A Series Preferred Stock, or the Exchange, which will occur prior to the closing of this offering.

This prospectus supplement also covers any additional Series A Preferred Stock that becomes issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Series A Preferred Stock.

DESCRIPTION OF OUR SERIES A PREFERRED STOCK

The description of certain terms and provisions of our Series A Preferred Stock contained in this prospectus supplement is only a summary and does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, which includes the articles supplementary relating to the Series A Preferred Stock, and our bylaws and the Maryland General Corporation Law. The following description of the terms of our Series A Preferred Stock supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

For purposes of this section, references to “we,” “our” and “our company” refer only to Equity LifeStyle Properties, Inc. and not to any of its subsidiaries.

General

Our charter provides that we may issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. As of February 28, 2011, there were no shares of preferred stock outstanding, but there were 7,000,000 authorized shares of series D preferred stock, or the Series D Preferred Stock, and 2,000,000 authorized shares of series F preferred stock, or the Series F Preferred Stock. Previously, our Operating Partnership issued (i) the Series D Units, which were convertible into the Series D Preferred Stock under certain circumstances and (ii) the Series F Units, which were convertible into Series F Preferred Stock under certain circumstances, all of which are owned by the selling stockholders. Each of the selling stockholders will exchange all of their outstanding Series D Units and Series F Units for an aggregate of 8,000,000 shares of Series A Preferred Stock prior to the closing of this offering pursuant to an exchange agreement with us. Upon the exchange of all of the Series D Units and the Series F Units, we will reduce the number of authorized shares of Series D Preferred Stock and Series F Preferred Stock by the number of Series D Units and Series F Units, respectively, exchanged by the selling stockholders.

Prior to the closing of this offering, we will supplement our charter to classify 8,000,000 shares of authorized preferred stock as the Series A Preferred Stock and authorize the issuance thereof. When issued, our Series A Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Series A Preferred Stock will have no preemptive rights with respect to our common stock or any of our other securities.

Our Series A Preferred Stock will not be subject to any sinking fund and we will have no obligation to redeem or retire our Series A Preferred Stock. Unless converted by you in connection with a Change of Control Triggering Event (as defined below) or redeemed by us, our Series A Preferred Stock will have a perpetual term, with no maturity.

The articles supplementary establishing our Series A Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series A Preferred Stock, in order to issue additional Series A Preferred Stock at any time or from time to time. Thus, we may in the future issue additional Series A Preferred Stock without your consent. Any additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock being issued in this offering. This additional Series A Preferred Stock will, together with the Series A Preferred Stock being issued in this offering, constitute a single series of securities.

Rank

Our Series A Preferred Stock will rank (i) senior to all classes or series of common stock and to all classes or series of our equity securities now or hereafter authorized, issued or outstanding, other than any class or series of our equity securities expressly designated as ranking on a parity with, or senior to, the Series A Preferred Stock, and (ii) junior to all of our existing and future indebtedness, in each case as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of our company. While any of our Series A Preferred Stock is outstanding, we may not authorize or create any class or series of stock that ranks senior to our Series A Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Preferred Stock voting as a single class. However, subject to certain conditions, we may create additional classes or series of stock, amend our charter to increase the authorized number of preferred stock or issue of any class or series of stock designated by our company to rank on parity with, or junior to, the Series A Preferred Stock with respect to the distributions, liquidation dissolution or winding up of our company, or the Parity Preferred Stock, without the consent of any holder of Series A Preferred Stock. See “— Voting Rights” below.

Distributions

Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of preferred stock ranking senior to the Series A Preferred Stock as to payment of distributions, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.034% of the $25.00 liquidation preference per share of Series A Preferred Stock. All distributions shall be cumulative, shall accumulate from the original date of issuance of the Series A Preferred Stock and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2011 and (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a Preferred Stock Distribution Payment Date). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to 90 days. Distributions on the Series A Preferred Stock will be made to the holders of record of the Series A Preferred Stock on the relevant record dates, which, unless otherwise provided by our company with respect to any distribution, will be fifteen Business Days prior to the relevant Preferred Stock Distribution Payment Date, each a Distribution Record Date. “Business Day” means each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

No distributions on the Series A Preferred Stock shall be declared or paid or set apart for payment by our company at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, distributions on the Series A Preferred Stock will accumulate, whether or not declared, whether or not the terms and provisions set forth in the applicable section of the articles supplementary at any time prohibit the current payment of distributions, whether or not our company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accumulated but unpaid distributions on the Series A Preferred Stock will accumulate from the original date of issuance or the last Preferred Stock Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.

So long as any Series A Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of common stock or any class or series of other stock of our company ranking junior to the Series A Preferred Stock as to the payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up (the “Junior Stock”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Stock, unless, in each case, all distributions accumulated on all Series A Preferred Stock and all classes and series of outstanding Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) have been paid in full (or a sum sufficient for the full payment is irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of our company ranking junior to the Series A Preferred Stock as to distributions and upon liquidation, dissolution or winding up, (iii) purchase by our company of the Series A Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of our charter to the extent required to preserve our status as a REIT, (iv) any distributions by us necessary for us to maintain our status as a REIT under the Internal Revenue Code, or (v) the redemption, purchase or other acquisition of Junior Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan of our company or any subsidiary of the Operating Partnership or us.

So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series A Preferred Stock, all distributions authorized and declared on the Series A Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series A Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series A Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

Holders of Series A Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Liquidation Preference

Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our company and subject to holders of preferred stock ranking senior to the Series A Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of our company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of our company, but before any payment or distributions of the assets shall be made to holders of common stock or any other class or series of stock of our company that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of our company, an amount equal to the sum of (i) a liquidation preference of $25.00 per share of Series A Preferred Stock and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series A Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding up of our company, all payments of liquidating distributions on the Series A Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series A Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series A Preferred Stock and such Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of our company bear to each other.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of our company.

The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of our company to, or the consolidation or merger or other business combination of our company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into our company) shall not be deemed to constitute a liquidation, dissolution, or winding up of our company.

Optional Redemption

We shall have the right to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ written notice, at a redemption price payable in cash, equal to $25.00 per share of Series A Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption. If we exercise our optional redemption right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date (as defined below), you will not have the conversion rights described under “— Conversion Rights” below with respect to the shares of Series A Preferred Stock to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares), subject to the conventions of The Depository Trust Company for redemption of book-entry securities. Further, in order to ensure that we remain a qualified REIT for federal income tax purposes, the Series A Preferred Stock will also be subject to the provisions of Article VII of our charter.

General Provisions Applicable to Redemptions

We may not redeem fewer than all of the outstanding shares of Series A Preferred Stock and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series A Preferred Stock and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series A Preferred Stock and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion.

Notice of redemption will be (i) faxed, and (ii) mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our transfer records. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If we give a notice of redemption in respect of Series A Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, we will deposit irrevocably in trust for the benefit of the Series A Preferred Stock being redeemed, funds sufficient to pay the applicable redemption price (including any accumulated and unpaid distributions), on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price (including any accumulated and unpaid distributions), whether or not declared, if any, on the shares to the holders of the Series A Preferred Stock upon surrender of the Series A

Preferred Stock by the holders at the place designated in the notice of redemption. If fewer than all of the Series A Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series A Preferred Stock, evidencing the unredeemed Series A Preferred Stock without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series A Preferred Stock or portions thereof called for redemption, unless we default in the payment of the distributions. If payment of the redemption price (including any accumulated and unpaid distributions) in respect of the Series A Preferred Stock is improperly withheld or otherwise not paid by us, distributions on the Series A Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price (including any accumulated and unpaid distributions).

Any Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series of stock by our board of directors.

Change of Control Triggering Event

As used in this prospectus supplement, the following terms shall have the following meanings:

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control Triggering Event.

A “Change of Control Triggering Event” will be deemed to have occurred at such time after the original issuance of the shares of Series A Preferred Stock when the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE, NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control Triggering Event by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock being paid to holders of shares of our common stock in connection with the Change of Control Triggering Event, and (ii) if the consideration to be received in the Change of Control Triggering Event by holders of our shares of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event.

“Convertibility Approval” will occur if, prior to the date on which we provide to holders of shares of Series A Preferred Stock a notice of occurrence of a Change of Control Triggering Event, a vote of our common stockholders is obtained approving the convertibility of all Series A Preferred Stock into our common stock in an amount equal to the Exchange Cap (defined below). For the avoidance of doubt, we are not obligated to attempt to obtain Convertibility Approval at any time.

Conversion Rights

Upon the occurrence of a Change of Control Triggering Event, each holder of shares of Series A Preferred Stock will have the right, subject to our exercise of our optional redemption right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date into consideration (the “Change of Control Consideration”) based upon the product (the “Calculated Amount”) that results from multiplying such holder’s number of shares of Series A Preferred Stock being so converted by the lesser of:

(A) the quotient obtained by dividing (i) the sum of (x) $25.00 plus (y) an amount equal to any accumulated and unpaid distributions on one share of Series A Preferred Stock, whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock distribution and prior to the corresponding Series A Preferred Stock distribution date, in which case the amount pursuant to this subclause (i)(y) shall equal $0.00 in respect of such distribution), by (ii) the Common Stock Price (such quotient, the “Conversion Rate”), and

(B) 0.8615 (the “Share Cap”).

The form amount of Change of Control Consideration will be determined based upon whether Convertibility Approval has been obtained. Each holder of Series A Preferred Stock who chooses to exercise the Change of Control Conversion Right (subject to our exercise of our optional redemption right) will receive Change of Control Consideration comprising either:

(i) if Convertibility Approval has been obtained, a number of shares of common stock equal to the Calculated Amount; or

(ii) if Convertibility Approval has not been obtained, cash in an amount equal to the Calculated Amount multiplied by the Common Stock Price;

in each case, subject to receipt of Alternative Conversion Consideration (as defined and further disclosed below), to the extent applicable.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock distribution), subdivisions or combinations (in each case, a “Stock Split”) with respect to our shares of common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of our shares of common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of our shares of common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of our shares of common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our shares of common stock (or equivalent cash amount and/or Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 6,892,000 shares of common stock (or equivalent cash amount and/or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits with respect to shares of our common stock as follows: the adjusted Exchange Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of our shares of common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of our shares of common stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control Triggering Event as a result of which holders of our shares of common stock are entitled to receive consideration other than solely our shares of common stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our shares of common stock (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will be entitled thereafter to convert (subject to our exercise of our optional redemption right) such shares of Series A Preferred Stock not into our shares of common stock (or calculated cash equivalent, as applicable) but solely into the kind and amount of Alternative Form Consideration which the holder of shares of Series A Preferred Stock would have owned or been entitled to receive upon the Change of Control Triggering Event if such holder of shares of Series A Preferred Stock held the Change of Control Consideration immediately prior to the effective time of the Change of Control Triggering Event (the “Alternative Conversion Consideration,” and the Change of Control Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control Triggering Event, is referred to as the “Conversion Consideration”).

If the holders of our shares of common stock have the opportunity to elect the form of consideration to be received in the Change of Control Triggering Event, we will make adequate provisions whereby the holders of shares of Series A Preferred Stock will have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A Preferred Stock, treated as a single class, will be convertible from and after the effective date of the Change of Control Triggering Event. This determination will be based on the weighted average of elections made by the holders of shares of Series A Preferred Stock who participate in the determination, will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control Triggering Event, and will be conducted in such a manner as to be completed by the Change of Control Conversion Date.

If Convertibility Approval has been obtained, we will not issue fractional shares of common stock upon the conversion of our Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control Triggering Event, we will provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right and our right to exercise our optional redemption right. This notice must state:

•	the events constituting the Change of Control Triggering Event;

•	the date of the Change of Control Triggering Event;

•	the last date on which the holders of shares of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	that we may elect to exercise our optional redemption right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date, which will be a business day;

•	whether Convertibility Approval has been obtained;

•	the type and amount of Conversion Consideration (and/or the type and amount of Alternative Conversion Consideration) entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise their Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise their Change of Control Conversion Right, holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion

Date, the certificates (if any) evidencing shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series A Preferred Stock to be converted into Conversion Consideration; and

•	that the shares of Series A Preferred Stock are to be converted into Conversion Consideration pursuant to the applicable provisions of the shares of Series A Preferred Stock.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC. Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless we have elected or we elect to redeem such shares of Series A Preferred Stock by exercising our optional redemption right (by sending the required notice of optional redemption) prior to the close of business on the Change of Control Conversion Date. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive $25.00 per share, plus any accumulated and unpaid distributions thereon, whether or not declared, to, but not including, the redemption date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of common stock. Notwithstanding any other provision of our shares of Series A Preferred Stock, no holder of our shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock for our shares of common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the Articles Supplementary setting forth the terms of the shares of Series A Preferred Stock. See “— Ownership and Transfer Restrictions,” below.

Subject to the other restrictions on ownership and transfer set forth in our charter, our board of directors will exempt (prospectively or retroactively) a person from the Series A Preferred Stock ownership limit if the ownership of shares of Series A Preferred Stock in excess of such limit is solely the result of a conversion of some shares of Series A Preferred Stock to shares of common stock pursuant to the Change of Control Conversion Right and would not prevent us from preserving our status as a REIT.

These Change of Control Triggering Event conversion features may make it more difficult for or discourage a party from taking over our company. See “Risk Factors.” We are not aware, however, of any specific effort to accumulate our shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise.

Voting Rights

Holders of our Series A Preferred Stock will not have any voting rights, except as set forth below.

If at any time full distributions shall not have been timely made on our Series A Preferred Stock with respect to any six prior quarterly distribution periods, whether or not consecutive, which we refer to as a Preferred Distribution Default, the holders of the Series A Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on our board of directors, or the Preferred Stock Directors, at a special meeting called by the holders of record of at least 33% of the outstanding shares of Series A Preferred Stock or any such class or series of such Parity Preferred Stock or at the next annual meeting of our stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such accumulated distributions in arrears and distributions for the then current quarterly period on the Series A Preferred Stock and each class or series of such Parity Preferred Stock have been paid in full.

At any time when the voting rights shall have vested, a proper officer of our company shall call or cause to be called, upon written request of the holders of record of at least 33% of the outstanding shares of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, or, collectively, the Parity Securities, by mailing or causing to be mailed to the holders a notice of such special meeting to be held not less than 10 and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at the special meeting will be the close of business on the third Business Day preceding the day on which the notice is mailed. At any special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock shall be entitled to vote will be given to the holders at their addresses as they appear in our transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the Parity Securities then outstanding present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before the special meeting has been held, we shall, as soon as practicable after such termination, mail or cause to be mailed notice of the termination to holders of the Series A Preferred Stock that would have been entitled to vote at the special meeting.

If and when all accumulated distributions in arrears and distributions for the then current distribution period on the Series A Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Series A Preferred Stock shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series A Preferred Stock remains outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding up or reclassify any authorized shares of our company into any such stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such stock, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or any stock which purports to be on parity with the Series A Preferred Stock as to either (but not both) distributions or rights upon liquidation, dissolution or winding up, or reclassify any authorized shares of our company into any such stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such stock, but only to the extent such Parity Preferred Stock or any stock which purports to be on parity with the Series A Preferred Stock as to either (but not both) distributions or rights upon liquidation, dissolution or winding up is issued to an affiliate of our company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of our charter (including the articles supplementary) or by-laws, whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) we are the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series A Preferred Stock other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series A Preferred Stock. Notwithstanding anything to the contrary contained in clause (ii) above, we may (x) create additional classes and series of Parity Preferred Stock and stock junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or both, (y) increase the authorized number of shares of Parity Preferred Stock and stock junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or both, and (z) issue additional classes and series of Parity Preferred Stock and stock junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, without the consent of any holders of Series A Preferred Stock, to any “affiliate” of ours (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended, or the Securities Act), provided that any such Parity Preferred Stock or any stock which purport to be on parity with the Series A Preferred Stock as to either (but not both) distributions or rights upon liquidation, dissolution or winding up is issued with the consent of the majority of our independent directors.

Ownership and Transfer Restrictions

The Series A Preferred Stock shall be subject to the provisions of Article VII of our charter.

Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series A Preferred Stock.

Preemptive Rights

No holders of the Series A Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for shares of common stock or any other security of our company.

Listing

We have filed an application to list our Series A Preferred Stock on the NYSE under the symbol “ELSPrA.” We expect trading of the Series A Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of initial delivery of the shares. See “Underwriting (Conflicts of Interest)” for a discussion of the expected trading of our Series A Preferred Stock on the NYSE.

Book-Entry Procedures

The Depository Trust Company, which we refer to herein as DTC, will act as securities depositary for our Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in our Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in our Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase our Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for our Series A Preferred Stock on DTC’s records. You, as the actual owner of our Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased our Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the Series A Preferred Stock is being redeemed, DTC will reduce each Direct Participant’s holdings of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts our Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions on our Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to our Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to our Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for our Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for our Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with

DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent, Registrar, Distribution Disbursing Agent and Redemption Agent

The transfer agent, registrar, distribution disbursing agent and redemption agent for our Series A Preferred Stock is American Stock Transfer and Trust Company, LLC.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain additional U.S. federal income tax considerations with respect to the ownership of our Series A Preferred Stock and supplements the discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

The U.S. federal income tax treatment of holders of our Series A Preferred Stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holders of our Series A Preferred Stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our Series A Preferred Stock.

Recent Legislation

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the HIRE Act. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our stock received by U.S. stockholders who own their stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service, or the IRS, to obtain the benefit of such exemption or reduction. These new withholding rules are generally effective for payments made after December 31, 2012.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012.

On December 17, 2010, the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, which extended the 2001 and 2003 tax rates for taxpayers that are taxable as individuals, trusts and estates through 2012, including the maximum 35% tax rate on ordinary income and the maximum 15% tax rate for long-term capital gains and qualified dividend income. Dividends paid by REITs generally will not constitute qualified dividend income eligible for the 15% tax rate for stockholders that are taxable as individuals, trusts and estates and will generally be taxable at the higher ordinary income tax rates.

Redemptions of Our Series A Preferred Stock

Whenever we redeem any Series A Preferred Stock, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our Series A Preferred Stock to a stockholder of such Series A Preferred Stock can only be determined on the basis of the particular facts as to each stockholder at the time of redemption. In general, a stockholder of our Series A Preferred Stock will recognize capital gain or loss measured by the difference between the amount received by the stockholder of such Series A Preferred Stock upon the redemption (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of current and accumulated earnings and profits) and such stockholder’s adjusted tax basis in the Series A Preferred Stock redeemed (provided the Series A Preferred Stock are held as a capital asset) if such redemption (i) results in a “complete termination” of the stockholder’s interest in all classes of our stock under Section 302(b)(3) of the Internal Revenue Code, or (ii) is “not essentially equivalent to a dividend” with respect to the stockholder of the Series A Preferred Stock under Section 302(b)(1) of the Internal

Revenue Code. In applying these tests, there must be taken into account not only any shares of Series A Preferred Stock being redeemed, but also such stockholder’s ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The stockholder of our Series A Preferred Stock also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code.

If the stockholder of Series A Preferred Stock owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of Series A Preferred Stock from such a stockholder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a stockholder of our Series A Preferred Stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If a redemption of our Series A Preferred Stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received from our Series A Preferred Stock will be treated as a distribution on our stock as described under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. If the redemption of a stockholder’s Series A Preferred Stock is taxed as a dividend, the adjusted basis of such stockholder’s redeemed Series A Preferred Stock will be transferred to any other stock held by the stockholder. If the stockholder owns no other stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our Series A Preferred Stock that is treated as a distribution with respect to our stock, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some stock, even though the stockholder’s aggregate basis for the stock would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed stock of the Series A Preferred Stock to the remaining stock held (directly or indirectly) by the redeemed stockholder. Instead, the unrecovered basis in our Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of Series A Preferred Stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,400,000
Morgan Stanley & Co. Incorporated	2,400,000
Wells Fargo Securities, LLC	2,400,000
RBC Capital Markets, LLC	400,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	200,000
Janney Montgomery Scott LLC	200,000

Total	8,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders.

	Per Share	Total

Public offering price	$24.7500	$198,000,000
Underwriting discount	$0.7796	$6,236,800
Proceeds, before expenses, to the selling stockholders	$23.9704	$191,763,200

The expenses of this offering, not including the underwriting discount, are estimated at $700,000 and are payable by the selling stockholders.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, approximately 10% of the shares of Series A Preferred Stock sold in this offering to some of our directors, some members of our senior management team and some of our business associates and related persons. If these persons purchase reserved stock, it will reduce the number of shares of Series A Preferred Stock available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement.

No Sales of Similar Securities

We have agreed that, for a period of 60 days after the date of this prospectus supplement and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, offer, pledge, sell or contract to sell any Series A Preferred Stock or Parity Preferred Stock; purchase any option or contract to sell any Series A Preferred Stock or Parity Preferred Stock; grant any option, right or warrant to purchase any Series A Preferred Stock or Parity Preferred Stock; enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Series A Preferred Stock or Parity Preferred Stock; take any of the foregoing actions with respect to any securities convertible into or exchangeable or excisable for or repayable with Series A Preferred Stock or Parity Preferred Stock; or file with the SEC a registration statement under the Securities Act relating to any additional Series A Preferred Stock or Parity Preferred Stock or securities convertible into or exchangeable or exercisable for Series A Preferred Stock or Parity Preferred Stock. The Selling Stockholders have agreed not to sell or transfer any Series A Preferred Stock for 60 days after the date of this prospectus supplement.

New York Stock Exchange Listing

We have filed an application to list the Series A Preferred Stock on the NYSE under the symbol “ELSPrA.”

Price Stabilization, Short Positions

Until the distribution of the Series A Preferred Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series A Preferred Stock. However, the representatives may engage in transactions that stabilize the price of the Series A Preferred Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Series A Preferred Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Series A Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Series A Preferred Stock or preventing or retarding a decline in the market price of our Series A Preferred Stock. As a result, the price of our Series A Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A Preferred Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Stock

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus supplement is available on the Internet web site maintained by certain of the underwriters. Other than the prospectus supplement in electronic format, the information on such web site is not part of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Wells Fargo Bank, N.A. and Bank of America, N.A., each of which is an affiliate of an underwriter in this offering, are lenders under certain of our revolving credit facilities. Wells Fargo, N.A. also acts as Sole Lead-Arranger and Bank of America, N.A. acts as Co-Syndication Agent.

The selling stockholders may be deemed to be underwriters in this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Conflicts of Interest

The net proceeds received by certain of the selling stockholders in this offering will be used to repay indebtedness under the revolving credit facilities of certain affiliates of the selling stockholders. Bank of America, N.A., which is an affiliate of an underwriter in this offering, is a lender under such credit facilities. Accordingly, Bank of America, N.A. will receive a portion of the net proceeds from this offering used to reduce such indebtedness.

LEGAL MATTERS

The validity of the Series A Preferred Stock offered by this prospectus supplement and certain federal income tax matters will be passed upon for us by Clifford Chance US LLP. Sidley Austin llp, New York, New York will act as counsel to the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP will act as counsel to the selling stockholders.

EXPERTS

The consolidated financial statements of Equity LifeStyle Properties, Inc. appearing in Equity LifeStyle Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedules appearing therein), and the effectiveness of Equity LifeStyle Properties, Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. We maintain a website at www.equitylifestyle.com. Our reference to our website is intended to be an inactive textual reference only. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus supplement or the accompanying prospectus. Our common stock is listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act with respect to the selling stockholders’ sale of Series A Preferred Stock offered hereby. This prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the Series A Preferred Stock, reference is made to the accompanying prospectus. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11718). These documents contain important information about us and our prospects.

Document	Period
Annual Report on Form 10-K	Year ended December 31, 2010

Document	Filed
Current Reports on Form 8-K	January 21, 2011 and January 25, 2011 (with respect to Item 5.02 only)

Document	Filed
Definitive Proxy Statement on Schedule 14A	March 31, 2009

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of the offering of securities made under this prospectus supplement will also be considered to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated herein by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Equity LifeStyle Properties, Inc., Attention: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, telephone number: 1-800-247-5279, email: investor_relations@equitylifestyle.com.

PROSPECTUS

Common Stock, Preferred Stock, Depositary Shares
Representing Preferred Stock, Warrants and Rights

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	shares of common stock, par value $0.01 per share;

•	shares of preferred stock, par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares; or

•	rights to purchase shares of common stock, preferred stock, depository shares or other offered securities.

We refer to the common stock, preferred stock, depositary shares, warrants and rights collectively as the “securities” in this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 56 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “ELS.” On May 4, 2009, the closing sale price of our common stock on the NYSE was $39.43 per share.

Investing in our securities involves risks. You should read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2009

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.D. of Form S-3, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “our company” refer to all entities owned or controlled by Equity LifeStyle Properties, Inc., including MHC Operating Limited Partnership, our operating partnership.

ii

INFORMATION ABOUT EQUITY LIFESTYLE PROPERTIES, INC.

We were formed in December 1992 as a Maryland corporation to continue the property operations, business objectives and acquisition strategies of an entity that had owned and operated properties since 1969. We have been a public company since 1993 and have elected to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1993.

We are a fully integrated owner and operator of lifestyle-oriented properties, or Properties. We lease individual developed areas, or sites, with access to utilities for placement of factory built homes, cottages, cabins or recreational vehicles, or RVs. Customers may lease individual sites or purchase right-to-use contracts providing the customer access to specific Properties for limited stays. As of December 31, 2008, we owned or had an ownership interest in a portfolio of 309 Properties located throughout the United States and Canada consisting of 112,074 residential sites. These Properties are located in 28 states and British Columbia (with the number of Properties in each state or province shown parenthetically) as follows: Florida (86), California (48), Arizona (35), Texas (15), Pennsylvania (13), Washington (14), Colorado (10), Oregon (9), North Carolina (8), Delaware (7), New York (6), Nevada (6), Virginia (6), Wisconsin (6), Indiana (5), Maine (5), Illinois (4), Massachusetts (4), New Jersey (4), Michigan (3), South Carolina (3), New Hampshire (2), Ohio (2), Tennessee (2), Utah (2), Alabama (1), Kentucky (1), Montana (1), and British Columbia (1).

Properties are designed and improved for several home options of various sizes and designs that are produced off-site, installed and set on designated sites, or Site Set, within the Properties. These homes can range from 400 to over 2,000 square feet. The smallest of these are referred to as “Resort Cottages.” Properties may also have sites that can accommodate a variety of RVs. Properties generally contain centralized entrances, internal road systems and designated sites. In addition, Properties often provide a clubhouse for social activities and recreation and other amenities, which may include restaurants, swimming pools, golf courses, lawn bowling, shuffleboard courts, tennis courts, laundry facilities and cable television service. In some cases, utilities are provided or arranged for by us; otherwise, the customer contracts for the utility directly. Some Properties provide water and sewer service through municipal or regulated utilities, while others provide these services to customers from on-site facilities. Properties generally are designed to attract retirees, empty-nesters, vacationers and second home owners; however, certain of our Properties focus on affordable housing for families. We focus on owning properties in or near large metropolitan markets and retirement and vacation destinations.

Our operations are conducted primarily through MHC Operating Limited Partnership, or our Operating Partnership. We contributed the proceeds from our initial public offering and subsequent offerings to our Operating Partnership for a general partnership interest. In 2004, the general partnership interest was contributed to MHC Trust, a private REIT subsidiary owned by us. The financial results of the Operating Partnership and the Subsidiaries are consolidated in our consolidated financial statements. In addition, since certain activities, if performed by us, may not be qualifying REIT activities under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we have formed taxable REIT subsidiaries, as defined in the Internal Revenue Code, to engage in such activities.

Our primary business objective is to seek to maximize both current income and long-term growth in income. We focus on properties that have strong cash flow and we expect to hold such properties for long-term investment and capital appreciation. In determining cash flow potential, we evaluate our ability to attract and retain high quality customers in our Properties who take pride in the Property and in their home.

Our operating strategy is to own and operate the highest quality properties in sought-after locations near urban areas, retirement and vacation destinations across the United States. We focus on creating an attractive residential environment by providing a well-maintained, comfortable Property with a variety of organized recreational and social activities and superior amenities as well as offering a multitude of lifestyle housing choices. In addition, we regularly conduct evaluations of the cost of housing in the marketplaces in which our Properties are located and survey rental rates of competing properties. From time to time we also conduct satisfaction surveys of our customers to determine the factors they consider most important in choosing a property. We improve site utilization and efficiency by tracking types of customers and usage patterns and marketing to those specific customer groups.

Our principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois, 60606 and our telephone number is (312) 279-1400. We maintain a website at www.equitylifestyle.com. Our reference to our website is intended to be an inactive textual reference only. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. The section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 is incorporated herein by reference. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose a portion of your original investment. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and the cautionary statements referred to in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 4 of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	in the properties we recently started operating as a result of our acquisition of Privileged Access and all properties, our ability to control costs, property market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the properties previously leased by Privileged Access under Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected; and

•	other risks indicated from time to time in our filings with the SEC.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Three Months	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	Ended	December 31,	December 31,	December 31,	December 31,	December 31,
	March 31, 2009	2008	2007	2006	2005	2004
	(Unaudited)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.71	1.33	1.37	1.31	1.06	1.14

(1)	Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations. Combined fixed charges consist of interest expense, amortization of deferred financing costs and perpetual preferred OP Unit distributions. For all periods, we computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges. We have not issued any preferred stock in any period, and therefore there were no preferred stock dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to contribute the net proceeds from the sale of the securities offered hereby to our Operating Partnership, which would use such net proceeds for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional Properties (including through the acquisition of individual Properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing Properties. Further details relating to the use of the net proceeds from the sale of a specific series or class of securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our charter and bylaws, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law, or MGCL.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of our charter regarding excess stock (as described below), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise provided by law or except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors. On May 4, 2009, there were 25,278,455 shares of common stock outstanding. Under Maryland law, our stockholders are generally not personally liable for any debt or obligation of our company solely as a result of their status as a stockholder of our company.

All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized and declared by our board of directors out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or appraisal rights.

Restrictions on Ownership

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares of stock in excess of 5.0% of the total number of shares or value of our outstanding stock, subject to certain adjustments, whichever is more restrictive. Our charter further prohibits (1) any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the shares are owned during the last half of a taxable year), and (2) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (as determined without reference to the rules of attribution). Unless exempted by our board of directors, no person may own more than 5.0% of the aggregate value of the outstanding shares of our stock. However, our board of directors may not grant and has not granted such an exemption to any person whose ownership, direct or indirect, of in excess of 5.0% of the number or value of the outstanding shares of our stock (whichever is more restrictive) would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our board of directors that the exemption will not result in us failing to qualify as a REIT. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, to determine or ensure our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be treated as excess stock and automatically transferred to a trust for the exclusive benefit of one or more beneficiaries, designated by the person so long as (i) the shares of excess stock held in the trust would not be excess stock in the hands of such designated beneficiary and (ii) the prohibited owner does not receive a price for designating the beneficiary that reflects a price per share for such excess stock that exceeds (x) the price per share the prohibited owner paid for the shares of stock in the purported transfer that resulted in the stock being treated as excess stock, or (y) if the prohibited owner did not give value for such excess stock (through a gift, devise or other transaction), a price per share equal to the market price (as the term is defined in our charter) for the shares of the excess stock on the date of the purported transfer that resulted in the excess stock. The prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer. Shares of excess stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to distributions (except upon liquidation) and shall not possess any rights to vote or other rights attributable to the shares of excess stock held in the trust. Subject to the foregoing limitations, the excess stock may be retransferred by the prohibited owner to any person (if the excess stock would not be considered excess stock in the hands of the person) at a price not to exceed the price paid by the prohibited owner or, if the prohibited owner did not give value for the excess stock (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the proposed transfer that resulted in the excess stock, at which point the excess stock will automatically be exchanged for the stock to which the excess stock is attributable. In addition, the excess stock held in trust is subject to purchase by us at a purchase price equal to the lesser of the price paid for the stock by the Company (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the excess stock on the date we exercise our right to purchase. Fair market value shall be the last reported sales price of the stock on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of the stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the stock may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such stock on the relevant date as determined in good faith by the board of directors. Our right to purchase shall be effective for a period of 90 days after the later of the date of the purported transfer which resulted in the excess stock and the date the board of directors determines in good faith that such a transfer has occurred. From and after the intended transfer to the prohibited owner of the excess stock, the prohibited owner shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the stock except the right to payment of the purchase price for the stock limited as described above or the retransfer of stock as provided above. Any dividend or distribution paid to a prohibited owner on excess stock prior to the discovery by us that the stock has been transferred in violation of the provisions of our charter shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the prohibited owner of any excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring such excess stock and to hold the excess stock on behalf of us.

All certificates representing shares of our common stock and, to the extent issued, our preferred stock, will bear a legend referring to the restrictions described above.

Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our stock, including shares of our common stock on any distribution record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our stock which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the stock ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective. A record holder who fails to supply the required information will be required to file a supplemental statement with the Internal Revenue Service along with such holder’s U.S. federal income tax returns.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of our preferred stock is only a summary. For more detail regarding the Series D & F Units and the Series D & F Preferred Stock (both as defined below) you should refer to the applicable preference unit term sheet and joinder to the Partnership Agreement and the applicable articles supplementary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. These descriptions and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to our charter, which includes the articles supplementary relating to each series of preferred stock, and our bylaws, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL.

General

Our charter provides that we may issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. As of May 4, 2009, there were no shares of preferred stock outstanding, but there were 7,000,000 authorized series D preferred shares and 2,000,000 authorized series F preferred shares. However, our Operating Partnership has issued (i) 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units, or the Series D 8% Units, which are convertible into shares of our 8.0625% Series D cumulative redeemable perpetual preferred stock under certain circumstances and (ii) 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units, or the Series F Units, which are convertible into shares of our Series F cumulative redeemable perpetual preferred stock under certain circumstances (together, the Series D & F Unit(s)), each as described below. Following that is a general description of preferred stock as to which any prospectus supplement may relate.

8.0625% Series D Cumulative Redeemable Perpetual Preference Units and 7.95% Series F Cumulative Redeemable Perpetual Preference Units

On March 24, 2005, our Operating Partnership issued the Series D 8% Units to institutional investors, which are convertible into up to 6,000,000 Series D preferred shares of stock. Our Operating Partnership had previously issued 9.000% Series D Cumulative Redeemable Perpetual Preference Units on September 29, 1999, or the Series D 9% Units, which were convertible into up to 5,000,000 Series D preferred shares of stock. In connection with the issuance of the Series D 8% Units, the name of the Series D 9% Units was amended to be the Series D 8% Units, the number of shares authorized was increased from 5,000,000 to 7,000,000 and the institutional investors holding the Series D 9% Units agreed to lower the dividend rate on the units to 8.0625% per annum from 9.000% per annum. The Series D 8% Units are non-callable for five years and all of the units have no stated maturity or mandatory redemption. Net proceeds from our offering of the Series D 8% Units were used to pay down amounts outstanding under our lines of credit.

On June 30, 2005, our Operating Partnership issued the Series F Units to institutional investors, which are convertible into up to 2,000,000 Series F preferred shares of stock. The Series F Units are non-callable for five years and have no stated maturity or mandatory redemption. Net proceeds from our offering of the Series F Units were used to pay down amounts outstanding under our lines of credit.

We refer to the preferred stock issuable in exchange for the Series D 8% Units and the Series F Units as the Series D & F Preferred Stock, or separately as the Series D Preferred Stock and the Series F Preferred Stock.

The Series D 8% Units will be exchangeable in whole or in part at anytime on or after March 24, 2015, at the option of the holders, for authorized but previously unissued shares Series D Preferred Stock and the Series F Units will be exchangeable in whole or in part at anytime on or after June 30, 2015, at the option of the holders, for authorized but previously unissued shares of Series F Preferred Stock, both under certain circumstances as set forth below.

The Series D & F Units are exchangeable at a rate of one share of Series D & F Preferred Stock, for one Series D & F Unit, subject to adjustment as described below, or the Exchange Price, provided that the

Series D & F Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series D & F Units for Series D & F Preferred Stock if (x) at any time full distributions shall not have been made on the applicable distribution date on any Series D & F Units with respect to six prior quarterly distribution periods, whether or not consecutive, unless the distribution is considered timely in accordance with the circumstances set forth in the applicable preference unit term sheet and joinder to the Partnership Agreement, or (y) upon receipt by a holder, or holders of Series D & F Units of (l) notice from the general partner that the general partner or our company or a subsidiary of the general partner or us has taken the position that the Operating Partnership is, or upon the occurrence of a defined event in the immediate future will be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code, or a PTP, and (2) an opinion rendered by independent counsel to the general partner or us familiar with such matters addressed to a holder or holders of Series D & F Units, that the Operating Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP.

In addition, the Series D 8% Units may be exchanged for Series D Preferred Stock, in whole or in part, at the option of any holder prior to March 24, 2015 and after March 24, 2008 and the Series F Units may be exchanged, in whole or in part, at the option of any holder prior to June 30, 2015 and after June 30, 2008, both if such holders of a Series D & F Units shall deliver to the general partner either (i) a private letter ruling addressed to the holder of the Series D & F Units or (ii) an opinion of independent counsel reasonably acceptable to the general partner and our company based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series D & F Units at such earlier time would not cause the Series D & F Units to be considered “stock and securities” within the meaning of Section 351(e) of the Internal Revenue Code for purposes of determining whether the holders of the Series D & F Units are an “investment company” under section 721(b) of the Internal Revenue Code if an exchange is permitted at such earlier date. Furthermore, the Series D & F Units may be exchanged in whole but not in part by any holder thereof which is a real estate investment trust within the meaning of Sections 856 through 859 of the Internal Revenue Code for Series D & F Preferred Stock (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under Article VII of our charter (taking into account exceptions thereto)) if at any time, (i) the Operating Partnership reasonably determines that the assets and income of the Operating Partnership for a taxable year after 2005 would not satisfy the income and assets tests of Section 856 of the Internal Revenue Code for the taxable year if the Operating Partnership were a real estate investment trust within the meaning of the Internal Revenue Code or (ii) any such holder of Series D & F Units shall deliver to the Operating Partnership and the general partner and us an opinion of independent counsel reasonably acceptable to the general partner and us to the effect that, based on the assets and income of the Operating Partnership for a taxable year after 2005, the Operating Partnership would not satisfy the income and assets tests of Section 856 of the Internal Revenue Code for the taxable year if the Operating Partnership were a real estate investment trust within the meaning of the Internal Revenue Code and that the failure would create a meaningful risk that a holders of the Series D & F Units would fail to maintain qualification as a real estate investment trust.

In the event an exchange of all or a portion of Series D & F Units pursuant to the above paragraph would violate our provisions on ownership limitation set forth in Article VII of our charter, or the Ownership Limit, with respect to the Series D & F Preferred Stock, the general partner shall give written notice to each holder of record of Series D & F Units, within fifteen Business Days (as defined in the Partnership Agreement) following receipt of the exchange notice and each holder shall be entitled to exchange, a number of Series D & F Units which would comply with the provisions of the Ownership Limit and any Series D & F Units not so exchanged, or the Excess Units, shall be redeemed by the Operating Partnership for cash in an amount equal to the original Capital Contribution (as defined in the Partnership Agreement) per Excess Unit; plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption, in each case in accordance with the applicable provisions set forth in the applicable preference unit term sheet and joinder to the Partnership Agreement.

Notwithstanding anything to the contrary set forth in the applicable preference unit term sheet and joinder to the Partnership Agreement, if an exchange notice has been delivered to the general partner, then the general partner may (in accordance with the applicable notice provisions in the applicable preference unit term sheet and joinder to the Partnership Agreement) at its option, elect to redeem or cause the Operating Partnership to redeem all or a portion of the outstanding Series D & F Units for cash in an amount equal to the original Capital Contribution (as defined in the Partnership Agreement) per Series D & F Unit plus all accrued and unpaid distributions thereon to the date of redemption.

Any exchange shall be exercised pursuant to an exchange notice delivered to our general partner by the holder who is exercising the exchange right. The exchange of Series D & F Units, or a specified portion thereof, may be effected after the fifteenth Business Day (as defined in the Partnership Agreement) following receipt by our general partner of the exchange notice by delivering certificates, if any, representing the Series D & F Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of the Series D & F Preference Units to the office of our general partner maintained for such purpose.

In the event of an exchange of Series D & F Units for shares of Series D & F Preferred Stock, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series D & F Units tendered for exchange shall (A) accrue on the shares of the Series D & F Preferred Stock into which such Series D & F Units are exchanged, and (B) continue to accrue on the Series D & F Preference Units, which shall remain outstanding following the exchange, with the general partner as the holder of the Series D & F Units. Notwithstanding anything to the contrary set forth herein, in no event shall holders of a Series D & F Units that were validly exchanged into Series D & F Preferred Stock pursuant to the applicable section of the applicable preference unit term sheet and joinder to the Partnership Agreement (other than our general partner now holding the Series D & F Units), receive a cash distribution out of Available Cash (as defined in the applicable preference unit term sheet and joinder to the Partnership Agreement) of the Operating Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the shares of Series D & F Preferred Stock for which the Series D & F Units were exchanged or redeemed.

We will pay a cash adjustment based upon the fair market value of the Series D & F Preferred Stock on the day prior to the exchange date as determined in good faith by our board of directors in lieu of issuing fractional shares. The exchange price is subject to adjustment upon subdivisions, stock splits, stock dividends, combinations and reclassification of the Series D & F Preferred Stock.

In case that we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our capital stock or sale of all or substantially all of our assets), in each case as a result of which the Series D & F Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series D & F Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series D & F Preferred Stock or fraction thereof into which one Series D & F Unit was exchangeable immediately prior to the transaction. We may not become a party to any such transaction unless the terms are consistent with the foregoing.

Description of Series D & F Preferred Stock

Rank

The Series D & F Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of our company, rank senior to all classes or series of common stock (as defined in our charter) and to all classes or series of our equity securities now or hereafter authorized, issued or outstanding, other than any class or series of our equity securities expressly designated as ranking on a parity with or senior to the Series D & F Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of our company.

Distributions

Subject to the rights of holders of any claim or series of equity securities designated by our company to rank on parity with the Series D & F Preferred Stock with respect to distributions, winding up or dissolution of our company, or the Parity Preferred Stock, as to the payment of distributions and holders of equity securities ranking senior to the Series D & F Preferred Stock as to payment of distributions, holders of Series D & F Preferred Stock will be entitled to receive, when, as and if declared by our company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.0625% or 7.95% of the $25 liquidation preference per share of Series D Preferred Stock and the Series F Preferred Stock, respectively. All distributions shall be cumulative, shall accrue (a) for the Series D Preferred Stock from September 29, 1999 (or, with respect to the Series D Preferred Stock registered for conversion of the 1,000,000 additional series D preference units issued in March 2005, from the date of issuance of the additional series D preference units) or (b) for the Series F Preferred Stock from the original date of issuance and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on the first of the dates to occur after (a) for the Series D Preferred Stock, September 29, 1999 (or, with respect to the Series D Preferred Stock registered for conversion of the 1,000,000 additional series D preference units issued in March 2005, from the date of issuance of the additional series D preference units) or (b) for the Series F Preferred Stock from the original date of issuance and, (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, or a Preferred Shares Distribution Payment Date). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to ninety days. Distributions on the Series D & F Preferred Stock will be made to the holders of record of the Series D & F Preferred Stock on the relevant record dates, which, unless otherwise provided by our company with respect to any distribution, will be fifteen Business Days (as defined in the Partnership Agreement) prior to the relevant Preferred Stock Distribution Payment Date, each a Distribution Record Date. Notwithstanding anything to the contrary set forth herein, each share of Series D & F Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any series D or F “Preference Units” (as defined in the Second Amended and Restated MHC Operating Limited Partnership Agreement of Limited Partnership, dated as of March 15, 1996, as amended, or the Partnership Agreement), validly exchanged into such shares of Series D & F Preferred Stock in accordance with the provisions of the Partnership Agreement.

No distributions on the Series D & F Preferred Stock shall be declared or paid or set apart for payment by our company at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, distributions on the Series D & F Preferred Stock will accrue whether or not declared, whether or not the terms and provisions set forth in the applicable section of the relevant articles supplementary at any time prohibit the current payment of distributions, whether or not our company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series D & F Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

So long as any Series D & F Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of common stock or any class or series of other stock of our company ranking junior to the Series D & F Preferred Stock as to the payment of distributions or rights upon voluntary or involuntary dissolution, liquidation or winding-up, or the Junior Stock, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D & F Preferred Stock, any Parity Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all Series D & F Preferred Stock and all classes and series of outstanding Parity Preferred Stock have been paid in full (or a sum sufficient for the full payment is not irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of our company ranking junior to the Series D Preferred Stock as to distributions and upon liquidation, winding-up or dissolution, (iii) purchase by our company of the Series D & F Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of our charter to the extent required to preserve our status as a REIT, (iv) any distributions to us necessary for us to maintain our status as a REIT under the Internal Revenue Code, or (v) the redemption, purchase or other acquisition of Junior Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of our company or any subsidiary of the Operating Partnership or us.

So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series D & F Preferred Stock, all distributions authorized and declared on the Series D & F Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series D & F Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series D & F Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

Holders of Series D & F Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Liquidation Preference

Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of our company and subject to equity securities ranking senior to the Series D & F Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, the holders of Series D & F Preferred Stock shall be entitled to receive out of the assets of our company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of our company, but before any payment or distributions of the assets shall be made to holders of common stock or any other class or series of shares of our company that ranks junior to the Series D & F Preferred Stock as to rights upon liquidation, dissolution or winding-up of our company, an amount equal to the sum of (i) a liquidation preference of $25 per share of Series D & F Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series D & F Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of our company, all payments of liquidating distributions on the Series D & F Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series D & F Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series D & F Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of our company bear to each other.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D & F Preferred Stock will have no right or claim to any of the remaining assets of our company.

The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of our company to, or the consolidation or merger or other business combination of our company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into our company) shall not be deemed to constitute a liquidation, dissolution, or winding-up of our company.

Optional Redemption

The Series D Preferred Stock may not be redeemed at the election of the Operating Partnership prior to March 24, 2010 and the Series F Preferred Stock may not be redeemed prior to June 30, 2010. On or after such dates, we shall have the right to redeem the Series D & F Preferred Stock, in whole or in part, at any time or from time to time, upon not less than thirty nor more than sixty days’ written notice, at a redemption price, or the Redemption Price, payable in cash, equal to $25 per share of Series D & F Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding shares of Series D & F Preferred Stock are to be redeemed, the shares of Series D & F Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). Further, in order to ensure that we remain a qualified REIT for federal income tax purposes, the Series D & F Preferred Stock will also be subject to the provisions of Article VII of our charter.

We may not redeem fewer than all of the outstanding shares of Series D & F Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series D & F Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D & F Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series D & F Preferred Stock or Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion.

Notice of redemption will be (i) faxed, and (ii) mailed by us, postage prepaid, not less than thirty nor more than sixty days prior to the redemption date, addressed to the respective holders of record of the Series D & F Preferred Stock to be redeemed at their respective addresses as they appear on our transfer records. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D & F Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D & F Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series D & F Preferred Stock to be redeemed, (iv) the place or places where such shares of Series D & F Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series D & F Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series D & F Preferred Stock. If fewer than all of the shares of Series D & F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D & F Preferred Stock held by such holder to be redeemed.

If we give a notice of redemption in respect of Series D & F Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, we will deposit irrevocably in trust for the benefit of the Series D & F Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on the shares to the holders of the Series D & F Preferred Stock upon surrender of the Series D & F Preferred Stock by the holders at the place designated in the notice of redemption. If fewer than all Series D & F Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series D & F Preferred Stock, evidencing the unredeemed Series D & F Preferred Stock without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series D & F Preferred Stock or portions thereof called for redemption, unless we default in the payment of the distributions. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series D & F Preferred Stock is improperly withheld or otherwise not paid by us, distributions on the Series D & F Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

Any Series D & F Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by our board of directors.

Mandatory Redemption at Holders Election

Notwithstanding any provision to the contrary, so long as any shares of Series D & F Preferred Stock remain outstanding, in the event of the occurrence of a Covered Transaction (as defined below), we shall redeem, on the date the Covered Transaction is completed or occurs, all of the Series D & F Preferred Stock outstanding at the Redemption Price, if redemption of the Series D Preferred Stock was elected in writing by the holders of not less than a majority of the then outstanding Series D & F Preferred Stock in accordance with the applicable section of the articles supplementary. We shall give written notice of a Covered Transaction to each of the respective holders of record of the Series D & F Preferred Stock, at their respective addresses as they appear on our transfer records, not less than thirty days prior to the completion or occurrence of a Covered Transaction. Each of the holders of record of the Series D & F Preferred Stock shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from us to give us notice of the holder’s election that the Series D & F Preferred Stock be redeemed. Notwithstanding any provision to the contrary, with respect to a Covered Transaction that arises under clause (iii) of the definition of Covered Transaction set forth below, in the event that we fail to qualify as a REIT for any reason other than an affirmative election by us not to qualify, (i) we shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series D & F Preferred Stock within 15 days of discovery of such failure to qualify, (ii) each of the holders of record of the Series D & F Preferred Stock shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from us to give us notice of such holder’s election that the Series D & F Preferred Stock be redeemed and (iii) if the holders of not less than a majority of the then outstanding Series D & F Preferred Stock have elected to have the Series D & F Preferred Stock redeemed, the Series D & F Preferred Stock shall be redeemed on a date not later than 45 days following the date of discovery of our failure to qualify.

On or before the date of redemption, we shall give notice of redemption to the respective holders of record of the Series D & F Preferred Stock, at their respective addresses as they appear on our transfer records and the provisions of the applicable articles supplementary, shall apply to the notice of redemption.

The term “Covered Transaction” shall mean (i) our completion of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended), or the Exchange Act), in which, as a result of such transaction, our common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any delisting of our common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) the completion of any transaction or series of transactions that would result in a Reorganization Event (defined below) of our company or (iii) our company’s failure (or election not) to qualify as a REIT as defined in Section 856 (or any successor section) of the Internal Revenue Code of (it being understood that a failure of our company to satisfy a requirement specified in the Internal Revenue Code for such treatment will not in and of itself constitute a “Covered Transaction” if we are permitted to and do in fact take mitigating actions which allow us to retain our status as a REIT).

The term “Reorganization Event” shall mean (x) any sale or other disposition of all or substantially all of the assets of our company, as the case may be, to an entity that is not an affiliate of ours; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving our company, as the case may be, pursuant to which our stockholders immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving the transaction; provided, however, that a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor’s,

Moody’s Investor Service and Fitch Ratings (it being understood that as of the date of the applicable articles supplementary the lowest investment grade rating of Standard & Poor’s is BBB-, the lowest investment grade rating of Moody’s Investor Service is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

Voting Rights

Holders of the Series D & F Preferred Stock will not have any voting rights, except as set forth below.

If at any time full distributions shall not have been timely made on any Series D & F Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, a Preferred Distribution Default, the holders the Series D & F Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on our board of directors, or the Preferred Stock Directors, at a special meeting called by the holders of record of at least l0% of the outstanding shares of Series D & F Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series D & F Preferred Stock and each class or series of Parity Preferred Stock have been paid in full.

At any time when the voting rights shall have vested, a proper officer of our company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series D & F Preferred Stock, a special meeting of the holders of Series D & F Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, or, collectively, the Parity Securities, by mailing or causing to be mailed to the holders a notice of such special meeting to be held not less than ten and not more than forty-five days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at the special meeting will be the close of business on the third Business Day (as defined in the Partnership Agreement) preceding the day on which the notice is mailed. At any the special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series D & F Preferred Stock shall be entitled to vote will be given to the holders at their addresses as they appear in our transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority in interest of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before the special meeting has been held, we shall, as soon as practicable after such termination, mail or cause to be mailed notice of the termination to holders of the Series D & F Preferred Stock that would have been entitled to vote at the special meeting.

If and when all accumulated distributions and the distribution for the current distribution period on the Series D & F Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Series D & F Preferred Stock shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series D & F Preferred Stock when they have the voting rights set forth as described in this section (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D & F Preferred Stock when they have the voting rights set forth in this section (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series D & F Preferred Stock remains outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series D & F Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series D & F Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of our company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or any stock which purport to be on parity with the Series D & F Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up, or reclassify any authorized shares of our company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock or any stock which purport to be on parity with the Series D & F Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up is issued to an affiliate of our company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of our charter (including the applicable articles supplementary) or by-laws, whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D & F Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) we are the surviving entity and the Series D & F Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series D & F Preferred Stock other preferred stock having substantially the same terms and same rights as the Series D & F Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series D & F Preferred Stock. Notwithstanding anything to the contrary contained in clause (ii) above, we may (x) create additional classes and series of Parity Preferred Stock and stock junior to the Series D & F Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, (y) increase the authorized number of shares of Parity Preferred Stock and stock junior to the Series D & F Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, and (z) issue additional classes and series of Parity Preferred Stock and stock junior to the Series D & F Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, without the consent of any holders of Series D & F Preferred Stock, to any “affiliate” of ours (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act), provided that any such Parity Preferred Stock or any stock which purport to be on parity with the Series D & F Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up is issued with the consent of the majority of our independent directors.

Transfer Restrictions

The Series D & F Preferred Stock shall be subject to the provisions of Article VII of our charter.

Conversion Rights

The holders of the Series D & F Preferred Stock shall not have any rights to convert the shares into shares of any other class or series of stock or into any other securities of, or interest in, our company.

Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series D & F Preferred Stock.

Preemptive Rights

No holders of the Series D & F Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for additional shares of stock of our Company or any other security of ours which it may issue or sell.

General Description of Preferred Stock

The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary to the charter designating terms of a series of preferred stock. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at this present time, it could establish another series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

Subject to the limitations prescribed by our charter, our board of directors is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued share of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series.

Reference is made to the applicable prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

•	The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

•	The date from which dividends on the preferred stock shall accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	The provision for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the qualification of our company as a REIT;

•	A discussion of U.S. federal income tax considerations applicable to the preferred stock; and

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

(a) senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

(b) on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

(c) junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

•	if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

•	if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of this series.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

•	by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; or

•	redemptions for the purpose of preserving our qualification as a REIT.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series. In addition, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of this series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to the shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if this series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors.

Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

(a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into this series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred stock; or

(b) amend, alter or repeal the provisions of the charter or the designating amendment for this series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of this series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of this series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the U.S. federal income tax laws pertaining to REITs and is very complex. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The company currently has no preferred stock outstanding and therefore does not currently have a Registrar and Transfer Agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, our charter and the form of articles supplementary for the applicable series of preferred stock.

General

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among our company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and the form of designating amendment for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our qualification as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our qualification as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Consequences

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock to an exchange owner of depositary shares, (ii) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement.

We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock, depositary shares or other offered securities independently or together with any other offered securities. Any rights that we may issue may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement or other offering material will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following to the extent applicable:

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of common stock, preferred stock, depositary shares or other offered security upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock, depositary shares or other offered securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement or other offering material of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and our bylaws.

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. All directors are elected to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director. Our bylaws provide that a majority of our board of directors must be independent directors.

Removal of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon a substantial affirmative vote.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Article IX of our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner, employee or trustee of any other corporation, partnership, joint venture, employee benefit plan or other enterprise, or whether conducted for profit or not. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include reasonable expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all reasonable related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all reasonable expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Maryland Business Combination Act

The MGCL establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

Our board of directors has adopted a resolution exempting from the provisions of the MGCL any business combination with Mr. Samuel Zell, who is the chairman of the board of directors of our company, certain holders of operating partnership units who received them at the time of our initial public offering, the General Motors Hourly Rate Employees Pension Trust and the General Motors Salaried Employees Pension Trust, and our officers who acquired common stock at the time we were formed and each and every affiliate of theirs. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors. This permits the board of directors to determine whether alteration or repeal is in the best interests of our company and its stockholders without the delay inherent in taking such a determination to a stockholder vote. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisitions Act

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws of the corporation.

Article II Section 9 of our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Anti-Takeover Effect of Certain Provisions of Maryland Law

The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interests.

Amendment to the Charter

Except as provided below, our charter, including its provisions on removal of directors may be amended only if approved by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. Unless our charter provides otherwise, amendments to the provisions of our charter will be required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

Under the MGCL, our dissolution must be approved by our stockholders by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) at the direction of our board of directors, or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of directors, or (c) provided that our board of directors has determined that directors shall be elected at the meeting, by any stockholder who is entitled to vote at the meeting and has complied with the applicable notice procedures set forth in our bylaws.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the Partnership Agreement of our Operating Partnership. For more detail, you should refer to the Partnership Agreement itself, a copy of which is filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

General

MHC Operating Limited Partnership, or our Operating Partnership, was formed in November 1992 to acquire and own our assets. We are considered to be an umbrella partnership REIT, or an UPREIT, in which all of our assets are owned directly or indirectly in a limited partnership, the Operating Partnership, of which MHC Trust is the general partner. MHC Trust is a private subsidiary REIT owned by us. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, MHC Trust’s proportionate share of the assets and income of our Operating Partnership will be deemed to be MHC Trust’s assets and income.

Under our Partnership Agreement, our Operating Partnership is structured to make distributions with respect to operating partnership units that are equivalent to the distributions made to our common stockholders. Our Operating Partnership is structured to permit limited partners in our Operating Partnership to exchange their operating partnership units for shares of our common stock on a one-for-one basis (in a taxable transaction) and, achieve liquidity for their investment. At our discretion, in lieu of issuing common shares we may elect to pay the limited partner cash for their operating partnership units.

MHC Trust is the sole general partner of the Operating Partnership and is owned by us. As the sole general partner of the Operating Partnership, MHC Trust has the exclusive power to manage and conduct the business of the Operating Partnership and shall have the right and power to make all decisions and take any and every action with respect to the property, the business and the affairs of the Operating Partnership and shall have all the rights, power and authority generally conferred by law, or necessary, advisable or consistent with accomplishing the purposes of the Operating Partnership. All such decisions or actions made or taken by the general partner pursuant to the Partnership Agreement shall be binding upon all of the partners and the Operating Partnership.

Although currently all of our assets are held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through our Operating Partnership. In the event we elect to hold assets directly, the income of our Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Capital Contributions

We intend to transfer substantially all of the net proceeds from the sale of the securities offered hereby to MHC Trust who will transfer such proceeds to our Operating Partnership as a capital contribution in the amount of the gross offering proceeds received from investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If the Operating Partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from third parties and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

The Partnership Agreement of the Operating Partnership provides that the Operating Partnership is to be operated in a manner that will enable us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes.

The Partnership Agreement provides that the Operating Partnership will distribute cash flow from operations to or for the benefit of the partners of the Operating Partnership of record as of the applicable Record Date (as defined in the Partnership Agreement) not less frequently than annually, and as follows: first to those partners holding Preference Units (as defined in the Partnership Agreement) to the extent of the respective priorities (if any) established by the applicable Preference Unit Term Sheets and Other Securities Term Sheets (both as defined in the Partnership Agreement); and then the balance pro rata among the partners holding operating partnership units and the partners holding Preference Units which, based on the provisions of the applicable Preference Unit Term Sheets and Other Securities Term Sheets, entitle the partners to participate in the distributions on a pari passu basis with the holders of operating partnership units, or the Residual Operating Cash Flow Preference Units, to each partner based on the quotient (expressed as a percentage) arrived at by dividing (i) the sum of the operating partnership unit value of any Residual Operating Cash Flow Preference Units held by the partner and the number of operating partnership units held by that partner by (ii) the sum of the operating partnership unit value of all Residual Operating Cash Flow Preference Units issued and outstanding at the time and the total number of operating partnership units issued and outstanding at the time. This is intended to have the effect that a holder of one unit of limited partnership interest in the Operating Partnership receives the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Similarly, the Partnership Agreement of the Operating Partnership provides that taxable income is allocated to the partners of the Operating Partnership in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in the Operating Partnership will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

All costs and expenses incurred by the general partner in connection with its activities as the general partner under the Partnership Agreement, all costs and expenses incurred by the general partner and us in connection with our continued corporate existence, qualification as a REIT under the Internal Revenue Code and otherwise, and all other liabilities incurred or suffered by our general partner or us in connection with the pursuit of our respective business and affairs as contemplated under the Partnership Agreement, shall be paid (or reimbursed to our general partner or us, if paid by each respectively) by the Operating Partnership unless and to the extent that any such costs were paid by us in connection with the issuance of additional shares of stock of ours as contemplated the Partnership Agreement. Notwithstanding anything to the contrary, this paragraph shall apply only to the extent that such costs, expenses or liabilities exceed any cash distributed to our general partner by any wholly-owned subsidiary of our general partner.

Redemption Rights

Subject to certain limitations and exceptions, in the event of a proposed repurchase or redemption for cash by us of (i) common shares, or (ii) Other Securities (as defined in the Partnership Agreement) with respect to which the general partner had previously been issued Preference Units, then, in such event, the Operating Partnership shall provide cash to the general partner equal to the proposed repurchase or redemption price which cash shall be distributed by the general partner to us and one operating partnership unit (or, in the case of redemption or repurchase by us of other securities contemplated by clause (ii) above, one Preference Unit which had been issued with respect to the other securities) shall be cancelled with respect to each common share (or unit of Other Securities) so repurchased or redeemed. Furthermore, pursuant to our charter, these redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Transferability of Interests

In no event may the general partner at any time assign, sell, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its partnership interest, except by operating of law or as otherwise required or as permitted under certain circumstances set forth in the Partnership Agreement. The limited partners will not be able to transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner of the Operating Partnership except under certain circumstances, including but not limited to, by operation of law, testamentary disposition, gift or by sale, in each case or for the benefit of his parents(s), spouse or descendents.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our stock. For purposes of this section, under the heading “Material U.S. Federal Income Tax Considerations,” references to “the Company” and “our” refer only to Equity LifeStyle Properties, Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as: financial institutions, insurance companies, broker-dealers, regulated investment companies, trusts and estates, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons who mark-to-market our stock, persons holding our stock as part of a “straddle,” “hedge,” or “conversion transaction,” and persons subject to the alternative minimum tax provisions of the Internal Revenue Code; and, except to the extent discussed below, non-U.S. stockholders and tax-exempt organizations.

This summary assumes that stockholders will hold our stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING OUR STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR STOCK.

Taxation of the Company

We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1993, and we intend to continue to be organized and operate in such a manner. In addition, each of MHC Trust, or MHC Trust, and MHC T1000 Trust, or T1000, and together with MHC Trust, the Subsidiary REITs, elected to be taxed as a REIT commencing with its taxable year ended December 31, 2004. Each of the Subsidiary REITs believes that it was organized and operated in a manner that will allow it to qualify for taxation as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 2004, and intends to continue to be organized and operate in such a manner.

We hold a substantial amount of our assets in Subsidiary REITs. Our Subsidiary REITs are each organized to qualify as a REIT for U.S. federal income tax purposes. Accordingly, our continued qualification and taxation as a REIT depends on, in addition to our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, our private REITs’ operating results, organizational structure and each Subsidiary REIT’s ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Internal Revenue Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below.)

In the opinion of Clifford Chance US LLP, commencing with our taxable year ended December 31, 1999, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by us, regarding our organization, assets, present and future conduct of our business operations and other items requiring our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In connection with certain transactions, we have received, and relied, on advice of counsel as to the impact of such transactions on our qualification as a REIT. Our qualification as a REIT requires analysis of various facts and circumstances that may not be entirely within our control, and we cannot provide any assurance that the IRS will agree with our analysis or the analysis of our tax counsel. In particular, the proper U.S. federal income tax treatment of right-to-use and membership contracts is uncertain and there is no assurance that the IRS will agree with the Company’s treatment of such contracts. If the IRS were to disagree with our analysis or our tax counsel’s analysis of facts and circumstances, our ability to qualify as a REIT may be adversely impacted. These matters can affect our qualification as a REIT. While we believe that we have been organized and operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our and Subsidiary REIT’s ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the results of which will not be reviewed by Clifford Chance US LLP. No assurance can be given that our or each Subsidiary REIT’s actual result for any particular taxable year will satisfy these requirements. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our and Subsidiary REIT’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification — General.” While we intend to operate so that we and each Subsidiary REIT qualify as a REIT, no assurance can be given that the IRS will not challenge our or each Subsidiary REIT’s qualification as a REIT or that we or each Subsidiary REIT’s will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we and each Subsidiary REIT qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test (for our taxable year ended December 31, 2004, the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test), as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a statutory de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our “taxable REIT subsidiaries”, or TRS, (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, including the Operating Partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our and each Subsidiary REIT’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest, including the Operating Partnership, is treated as assets and items of income of it for purposes of applying the REIT requirements described below. Consequently, to the extent that we or a Subsidiary REIT directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our or a Subsidiary REIT’s ability to qualify as a REIT, even though we or it may have no control or only limited influence over the partnership.

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we or a Subsidiary REIT hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us or a Subsidiary REIT — for example, if any equity interest in the subsidiary is acquired by a person, including another REIT, other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our or a Subsidiary REIT’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, other than a TRS described in the preceding paragraph, which would not be subject to U.S. corporate income tax on its earnings, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Stockholders — Taxation of Taxable U.S. Stockholders” and “— Taxation of Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We along with several of our corporate subsidiaries have made elections for such subsidiaries to be treated as TRSs for U.S. federal income tax purposes. In addition, following the Company’s restructuring on February 27, 2004, MHC Trust, along with such corporate subsidiaries, made elections for those subsidiaries to be treated as TRSs of MHC Trust for U.S. federal income tax purposes. Each of the Company and the Subsidiary REITs may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that the TRSs will retain its after tax income subject to compliance with the 25% (20% for the taxable years prior to January 1, 2009) asset test applicable to our aggregate ownership of TRSs. See “— Asset Tests.”

Ownership of Subsidiary REITs

Pursuant to the Company’s restructuring on February 27, 2004, the Company contributed all of its assets, including its entire interest in the Operating Partnership, to MHC Trust in exchange for substantially all of the common and preferred stock of MHC Trust. The Company has operated and intends to continue to operate MHC Trust in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. As a result of the restructuring, MHC Trust, and not the Company, is treated as holding the properties and other assets that constitute the operations of the Company, and as receiving any income earned from such assets and operations for U.S. federal income tax purposes. Rather, all of the Company’s assets consist of shares in MHC Trust and all of its income consists of dividends received on shares of MHC Trust. Distributions received by the Company from MHC Trust that are treated as dividend income for U.S. federal income tax purposes (as opposed to tax-free returns of capital) will be qualifying income for purposes of both the 95% and 75% gross income test requirements applicable to the Company, and shares in MHC Trust owned by the Company will be qualifying real estate assets for purposes of the REIT asset test requirements applicable to the Company, only to the extent that MHC Trust qualifies for taxation as a REIT. See “— Gross Income Tests,” and “— Asset Tests.” Accordingly, the Company’s qualification as a REIT depends on MHC Trust satisfying the requirements for qualification as a REIT described above, and both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described more fully below. If MHC Trust were to fail to qualify for taxation as a REIT in any taxable year, the Company would also fail to qualify for taxation as a REIT for such taxable year. See “— Failure to Qualify.”

Similarly, following the acquisition of T1000 by the Operating Partnership, T1000 has operated and intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. Distributions treated as received by MHC Trust from T1000 that are treated as dividend income for U.S. federal income tax purposes (as opposed to tax-free returns of capital), will be qualifying income for purposes of both the 95% and 75% gross income test requirements applicable to MHC Trust, and shares in T1000 owned by MHC Trust will be qualifying real estate assets for purposes of the REIT asset test requirements applicable to MHC Trust, only to the extent that T1000 qualifies for taxation as a REIT. See “— Gross Income Tests,” and “— Asset Tests.” MHC Trust and T1000 have made a protective joint election, and will make an annual protective joint election effective on or before the close of the first quarter of the calendar year, to treat T1000 as a TRS of MHC Trust. The protective TRS election is to be effective only if T1000 were to fail to qualify as a REIT for the taxable year in which the protective TRS election is in place, and is not intended as a revocation of T1000’s election to qualify for taxation as a REIT. If T1000 were to fail to qualify for taxation as a REIT in any taxable year, distributions received by MHC Trust from T1000 that are treated as dividend income for U.S. federal income tax purposes (as opposed to tax-free returns of capital), will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test, and shares in T1000 owned by MHC Trust will not be qualifying real estate assets for purposes of the REIT asset test. Moreover, if T1000 were to fail to qualify for taxation as a REIT for any taxable year, the value of the stock or securities held by MHC Trust in T1000 would be included in the 25% (20% for the taxable years prior to January 1, 2009) asset test described above.

Gross Income Tests

In order to maintain qualification as a REIT, we and each Subsidiary REIT’s annually must satisfy two gross income tests. First, at least 75% of our and each Subsidiary REIT’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our and each Subsidiary REIT’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Dividend Income.  Dividends received (directly or indirectly) from a REIT, to the extent of the current and accumulated earnings and profits of the distributing REIT, will be qualifying income for purposes of both the 95% and 75% gross income tests. Distributions received (directly or indirectly) from TRSs or other corporations that are not REITs or qualified REIT subsidiaries will be classified as dividend income to the extent of the current and accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test.

Rents from Real Property.  Rents received will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us or a Subsidiary REIT to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us or a Subsidiary REIT. Moreover, for rents received to qualify as “rents from real property,” we or a Subsidiary REIT generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We or a Subsidiary REIT are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we or a Subsidiary REIT may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we or a Subsidiary REIT are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we or a Subsidiary REIT do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we or a Subsidiary REIT own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

In the past, our Operating Partnership and T1000 net leased their membership campground properties to an independent operator in exchange for rental payments. In order for the rent payable under the lease to constitute “rents from real property,” the lease must be respected as a true lease for U.S. federal income tax purposes and not treated as a service contract, joint venture or some other type of arrangement. The determination of whether leases are true leases depends on an analysis of all the surrounding facts and circumstances. We, our Operating Partnership and T1000 believe that the lease was properly treated as a true lease for U.S. federal income tax purposes. If the net lease were characterized as a service contract or partnership agreement, rather than as a true lease, part or all of the payments that our Operating Partnership and T1000 received as rent from the lessee may not be considered rent or may not otherwise have satisfied the requirements for qualification as “rents from real property.” In that case, we and our Subsidiary REITs may not have been able to satisfy either the 75% or 95% gross income tests and, as a result, each could have failed to qualify as a REIT. Our Operating Partnership and T1000 have since terminated this lease and have received advice from tax counsel that income received pursuant to the current right-to-use and membership contracts entered into in connection with its membership campgrounds property will not adversely impact each of our or our Subsidiary REITs’ qualification as a REIT.

Interest Income.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we or a Subsidiary REIT receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our or a Subsidiary REIT’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person.

Foreign Investments.  To the extent that we or a Subsidiary REIT hold or acquire foreign investments, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. On July 30, 2008, the Housing Assistance Tax Act of 2008 was enacted. Under this act, foreign currency gain earned after July 30, 2008 that qualifies as “real estate foreign exchange gain” is excluded from both the 75% and 95% income tests, while income from foreign currency gains that qualifies as “passive foreign exchange gain” is excluded from the 95% income test, but is treated as non-qualifying income for the 75% income test.

“Real estate foreign exchange gain” is foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under debt obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes foreign currency gain attributable to a qualified business unit, or QBU, of the REIT if the QBU meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter of the taxable year that the REIT directly or indirectly owned an interest in the QBU. “Passive foreign exchange gain” includes all real estate foreign exchange gain plus foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 95% income test, (ii) the acquisition or ownership of debt obligations and (iii) becoming or being the obligor under debt obligations. The Treasury Department has the authority to expand the definition of real estate foreign exchange gain and passive foreign exchange gain to include other items of foreign currency gain. No assurance can be given that any foreign currency gains recognized by us or a Subsidiary REIT directly or through pass-through subsidiaries will not adversely affect our or a Subsidiary REIT’s ability to satisfy the REIT qualification requirements.

Failure to Satisfy the Gross Income Tests.  We intend to monitor our and each Subsidiary REIT’s sources of income, including any non-qualifying income received by us or a Subsidiary REIT, so as to ensure our and each Subsidiary REIT’s compliance with the gross income tests. If we or a Subsidiary REIT fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we or a Subsidiary REIT may still qualify as a REIT for the year if we or a Subsidiary REIT are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company or a Subsidiary REIT to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we or a Subsidiary REIT set forth a description of each item of our or a Subsidiary REIT’s gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we or a Subsidiary REIT would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us or a Subsidiary REIT, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we or a Subsidiary REIT fail to satisfy the particular gross income test.

Asset Tests

We and each Subsidiary REIT, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs (such as the Subsidiary REITs) and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we and our Subsidiary REITs may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us and our Subsidiary REITs may not exceed 25% (20% for taxable years prior to January 1, 2009), of the value of our and our Subsidiary REITs gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we and our Subsidiary REITs will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we or a Subsidiary REIT fail to satisfy the asset tests because we acquire securities during a quarter, we or the Subsidiary REIT can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we or a Subsidiary REIT fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we or the Subsidiary REIT may dispose of sufficient assets or otherwise come into compliance with such asset diversification requirements (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. In addition, if we or a Subsidiary REIT fail any of the asset tests (including a failure of the 5% and 10% asset tests) in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we or the Subsidiary REIT are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test or otherwise coming into compliance with such asset diversification requirements (generally within six months after the last day of the quarter in which our or the Subsidiary REIT’s identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we or the Subsidiary REIT failed to satisfy the asset test.

We received a ruling from the IRS that loans made by the Operating Partnership to purchasers of factory built homes that are secured by the factory built home, and for which the Operating Partnership has the power to collect payment and foreclose upon default and are amounts collected for the use or forbearance of money and not for services rendered, will be treated as “real estate assets” for purposes of the REIT gross income and asset tests, and our allocable share of amounts received by the Operating Partnership as interest with respect to such loans will qualify as “interest on obligations secured by mortgages on real property” for purposes of the 75% gross income test, described above.

We believe that the Properties and mortgage related securities (including loans secured by factory built homes) held by the Operating Partnership generally will be qualifying assets for purposes of the 75% asset test. However, other debt instruments secured by non-real estate assets, or unsecured debt securities may not be qualifying assets for purposes of the 75% asset test. Moreover, values of some assets, such as the value of the TRSs, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if an investment in equity securities of a REIT issuer were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by the REIT and received by each stockholder on December 31 of the year in which they are declared. In addition, at the REIT’s election, a distribution for a taxable year may be declared before it timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to its stockholders in the year in which paid, even though the distributions relate to its prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards the distribution requirement and to give rise to a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that a REIT distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, the REIT may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the REIT could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by the REIT. The REIT’s stockholders would then increase the adjusted basis of their stock in the REIT by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If the REIT fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which it has paid corporate income tax. We and our Subsidiary REITs intend to make timely distributions so that we and our Subsidiary REITs are not subject to the 4% excise tax.

It is possible that we and our Subsidiary REITs, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We and our Subsidiary REITs may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Failure to Qualify

In the event that we or a Subsidiary REIT violate a provision of the Internal Revenue Code that would result in our or a Subsidiary REIT’s failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our or a Subsidiary REIT’s disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we or a Subsidiary REIT fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we or the Subsidiary REIT will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to stockholders will generally be taxable in the case of stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% (through 2010), and dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we or the Subsidiary REIT are entitled to relief under the specific statutory provisions, we or the Subsidiary REIT will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including dividends from MHC Trust attributable to TRSs which are subject to U.S. federal income tax provided that MHC designates such dividends as qualified dividend income);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this offering memorandum as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock applicable to non-U.S. stockholders of our stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (A) our stock constitutes a U.S. real property interest or USRPI, or (B) either (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries “USRPI capital gains”, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Stock.  Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the United States.

In addition, our stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our stock should not be subject to taxation under FIRPTA. However, because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’ s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s stock.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities, including but not limited to at-the-market equity offerings, will be named in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our Operating Partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the Operating Partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include over-allotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered.

They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters, dealers, agents and their affiliates may be customers of, engage in transactions with and perform services for us and the Operating Partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Equity LifeStyle Properties, Inc. appearing in Equity LifeStyle Properties, Inc.’s Annual Report on Form 10-K (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Equity LifeStyle Properties, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a web site at www.equitylifestyle.com. Our reference to our website is intended to be an inactive textual reference only. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period

Annual Report on Form 10-K (File No. 1-11718)	Year ended December 31, 2008

Document	Filed

Current Reports on Form 8-K (File No. 1-11718)	January 22, 2009 January 27, 2009 (with respect to Item 5.02 only) February 25, 2009 March 12, 2009 April 1, 2009

Document	Filed

Definitive Proxy Statement on Schedule 14A (File No. 1-11718)	March 31, 2009

Document	Filed

Description of our common stock in Registration Statement on Form 8-A (File No. 1-11718)	February 9, 1993
Description of our common stock in Registration Statement on Form 8-A/A (File No. 1-11718)	February 22, 1993

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Equity LifeStyle Properties, Inc., Attention: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, telephone number: 1-800-247-5279, email: investor_relations@mhchomes.com.

8,000,000 Shares

Equity LifeStyle Properties, Inc.

8.034% Series A Cumulative Redeemable
Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT
March 1, 2011

Joint Book-Running Managers
BofA Merrill Lynch
Morgan Stanley
Wells Fargo Securities
Senior Co-Manager
RBC Capital Markets
Co-Managers
BB&T Capital Markets
Janney Montgomery Scott